UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Safeway Inc.
(Name of Registrant as Specified in Its Charter)

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SAFEWAY INC.
5918 Stoneridge Mall Road
Pleasanton, CA 94588-3229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation, will be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California, on Tuesday, May 14, 2013, at 1:30 p.m., Pacific time, for the following purposes:

1.	To elect as directors the eight nominees named in the attached Proxy Statement to serve for a term of one year and until their successors are elected and qualified;

2.	To consider and vote on an advisory basis on the compensation of our named executive officers;

3.	To consider and vote upon the re-approval of the 2007 Equity and Incentive Award Plan;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013; and

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on March 15, 2013 will be entitled to receive this notice and to vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder present at the Annual Meeting and, for any purpose relevant to the Annual Meeting, for at least ten days prior to the Annual Meeting, during ordinary business hours at our corporate offices at the address indicated above.

Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote over the Internet as well as by telephone or, if you received printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in the attached Proxy Statement as well as in the Notice of Internet Availability of Proxy Materials received by stockholders in the mail. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

Important Notice regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on
May 14, 2013: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 29, 2012 are available free of charge at www.safeway.com/investor_relations.

By Order of the Board of Directors,

ROBERT A. GORDON
Secretary

Pleasanton, California
Dated: April 1, 2013

2013 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders

•	Time and Date	1:30 p.m., Pacific time, May 14, 2013
•	Place	Safeway's Corporate Offices 5918 Stoneridge Mall Road, Pleasanton, California
•	Record Date	March 15, 2013
•	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
•	Required vote	Each director is elected by a majority of the votes cast. Each other proposal requires a majority of the votes cast.
•	Broker Non-Votes	Without your instructions, your broker cannot vote your shares on proposals 1, 2 or 3 below.

Voting Matters

	Proposal	Our Board's Recommendation	For more detail, see page

1.	Election of directors	FOR EACH NOMINEE	16
2.	Advisory vote on the compensation of our named executive officers ("Say on Pay")	FOR	19
3.	Re-approval of the 2007 Equity and Incentive Award Plan	FOR	61
4.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013	FOR	64

i

Election of Directors (Proposal 1)

The following table provides summary information about each director nominee.1 Each director nominee is elected annually by a majority of the votes cast.

Name	Age	Director Since	Occupation	Experience/Qualification	Ind.	AC	CC	NGC	EC
Janet E. Grove	62	2004	Former Vice Chair Macy's Department Stores, Inc.	Leadership, Industry	X	X		X
Mohan Gyani	61	2004	Vice Chairman Roamware, Inc. Former President and Chief Executive Officer AT&T Wireless Mobility Services, Inc.	Leadership, Finance, Accounting, Global	X	C
Frank C. Herringer	70	2008	Chairman and Former Chief Executive Officer Transamerica Corporation	Leadership, Governance	X		X	C	X
George J. Morrow	61	N/A2	Consultant Amgen, Inc. Former Executive Vice President, Global Commercial Operations Amgen, Inc.	Leadership, Global, Sales & Marketing, Health & Wellness	X
Kenneth W. Oder	65	2008	Former Executive Vice President Safeway Inc. Managing Member Sugar Hollow, LLC	Leadership, Industry	X	X	X	X
T. Gary Rogers	70	2011	Former Chairman and Chief Executive Officer Dreyer’s Grand Ice Cream, Inc.	Leadership, Industry	X		X		X
Arun Sarin	58	2009	Former Chief Executive Officer Vodafone Group Plc.	Leadership, Global	X	X	C		X
William Y. Tauscher	63	1998	Chief Executive Officer Blackhawk Network Holdings, Inc. Managing Member The Tauscher Group	Leadership, Industry					X

AC	AUDIT COMMITTEE	EC	EXECUTIVE COMMITTEE
CC	EXECUTIVE COMPENSATION COMMITTEE	C	COMMITTEE CHAIRMAN
NGC	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

1Steven A. Burd, our Chairman and Chief Executive Officer ("CEO"), intends to retire as CEO and as a director effective as of May 14, 2013, and, accordingly, will not stand for reelection at the Annual Meeting.
2George J. Morrow is a new nominee to the Board of Directors.

No director nominee, all of whom serve as current directors except Mr. Morrow, attended fewer than 75% of the Board meetings and committee meetings on which he or she sat during 2012.
Advisory Vote on the Compensation of our Named Executive Officers (Proposal 2)
We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. Our compensation programs for our executive officers are designed to attract and retain excellent managers and to motivate these managers to increase the market value of our stock over the long term. The Executive Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the long-term interests of our stockholders.
Re-approval of the 2007 Equity and Incentive Award Plan (Proposal 3)
We are asking our stockholders to re-approve our 2007 Equity and Incentive Award Plan (“2007 Equity Plan”) in order to allow for the Executive Compensation Committee to have discretion to grant awards under the 2007 Equity Plan, including our performance shares, which may be intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, to be eligible for deductibility by the Company.

The 2007 Equity Plan was approved by our stockholders in May 2007. Section 162(m) of the Code requires that stockholders re-approve the performance criteria under the 2007 Equity Plan after five years in order to continue granting performance-based awards that may be intended to qualify as performance-based compensation pursuant to Section 162(m). The 2007 Equity Plan currently is the only equity plan approved by stockholders that permits grants of equity awards to be made to our Chief Executive Officer. Mr. Burd, our Chief Executive Officer, intends to retire as Chairman and Chief Executive Officer effective as of May 14, 2013. We are asking stockholders to re-approve the 2007 Equity Plan in order to allow us to make grants to the new Chief Executive Officer following Mr. Burd's retirement.
Ratification of Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2013 (Proposal 4)
We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2013. Set forth below is summary information with respect to Deloitte & Touche LLP’s fees for services provided in fiscal 2012 and fiscal 2011. See page 59 for more detail.

	2012	2011
Audit Fees	$7,408,000	$5,670,000
Audit-Related Fees	$593,000	$643,000
Tax Fees	$2,020,000	$1,482,000
All Other Fees	$64,000	$9,000
2012 Compensation Actions

The Executive Compensation Committee of our Board of Directors took the following compensation actions related to fiscal 2012:

•
Modest Salary Increases: Each of the named executive officers other than our CEO received a base salary increase in the range of two and a half to three percent (2.5-3%) for 2013. Our CEO, Mr. Burd, did not receive a salary increase. Mr. Burd intends to retire as Chairman and CEO effective as of May 14, 2013.

•
Operating Bonus Plan: Based on our net income and identical-store sales results in 2012, each of the named executive officers earned a bonus based on 2012 performance under our operating performance bonus plan equal to 37% of the maximum amount payable, consistent with the bonus targets established by the Executive Compensation Committee at the beginning of 2012.

•
Capital Bonus Plan: Based on the strong performance of our capital projects, each of the named executive officers earned a bonus based on 2012 performance under our capital performance bonus plan equal to 71% of the maximum amount payable, consistent with the bonus targets established by the Executive Compensation Committee at the beginning of 2012. The capital bonus represents a much smaller percentage of the overall bonus for the named executive officers than the operating bonus.

•
New Performance Share Plan: The Executive Compensation Committee redesigned our Long-Term Incentive Plan (LTIP) by instituting a new Performance Share Plan that took effect in 2012 to replace time-vested restricted stock awards. For the 2012-2014 performance share plan cycle, the performance share awards constituted half of our LTIP equity shares granted to the named executive officers (approximately 80% of the grant value) in combination with stock option grants for the remainder.

Fiscal 2012 Compensation Summary
The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers, to whom we refer collectively as the named executive officers, for the fiscal year ended December 29, 2012, as determined by the rules of the Securities and Exchange Commission, or SEC.

Name and Principal Position	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Steven A. Burd, Chairman and Chief Executive Officer[1]	$1,500,000	$5,659,981	$1,313,513	$1,265,025	$1,431,694	$173,266	$11,343,479
Robert L. Edwards, President and Chief Financial Officer[2]	$840,552	$3,126,823	$318,132	$534,862	$83,782	$89,506	$4,993,657
Diane M. Dietz, Executive Vice President and Chief Marketing Officer	$696,525	$1,370,823	$318,132	$394,129	$41,294	$43,906	$2,864,809
Bruce L. Everette, Executive Vice President, Retail Operations[3]	$673,939	$1,370,823	$318,132	$381,349	$609,474	$45,918	$3,399,635
Larree M. Renda, Executive Vice President	$770,829	$1,897,623	$318,132	$436,173	$557,571	$59,156	$4,039,484

1Mr. Burd intends to retire as Chairman and Chief Executive Officer effective as of May 14, 2013, the date of the Annual Meeting.
2Mr. Edwards served as Chief Financial Officer during all of fiscal 2012. Peter J. Bocian joined the Company as Executive Vice President and Chief Financial Officer effective as of February 19, 2013.
3Mr. Everette intends to retire as Executive Vice President, Retail Operations effective as of May 1, 2013.

See “Summary Compensation Table” on page 39 for more detailed information regarding 2012 total compensation.
Other Key Compensation Features

Substantial portion of "at risk" and performance-based compensation
No employment agreements with executive officers (except employment offer letter with newly appointed Chief Financial Officer)
No contractual change in control or severance benefits
Stockholder approval required for severance benefits
Double-trigger vesting acceleration
Claw-back policy for incentive compensation
No tax gross-ups on perquisites
Officer and director equity ownership guidelines
No hedging company stock
Independent compensation consultant

Key Corporate Governance Facts

Size of Board	8
Number of Independent Directors[1]	6
Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at Least 75% of Meetings Held	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Lead Independent Director	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Advisory Approval of Executive Compensation	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes

1Mr. Burd intends to retire as a director effective May 14, 2013, the date of the Annual Meeting. Following the Annual Meeting, if all nominees for director are elected, the number of independent directors on the Board will be seven.
2014 Annual Meeting

Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us by December 2, 2013.

v

SAFEWAY INC.
5918 Stoneridge Mall Road
Pleasanton, CA 94588-3229

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

This Proxy Statement is furnished to our stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation (“Safeway” or the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at our Annual Meeting of Stockholders, to be held at our corporate offices, 5918 Stoneridge Mall Road, Pleasanton, California, on Tuesday, May 14, 2013, at 1:30 p.m., Pacific time, and at any adjournments or postponements. For your convenience, we are also pleased to offer a live audio webcast of our Annual Meeting on the Investor Relations section of our website at www.safeway.com/investor_relations.

The Notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about April 1, 2013.

In accordance with rules adopted by the SEC, we have chosen to furnish proxy materials to our stockholders, including this Proxy Statement and our 2012 Annual Report to Stockholders, by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, our stockholders are receiving by mail a Notice of Internet Availability of Proxy Materials (the “Notice”) that provides general information about the Annual Meeting, the address of the website on which our Proxy Statement and Annual Report are available for review, printing and downloading and instructions on how to submit proxy votes. Stockholders who have elected to receive proxy materials via electronic delivery will receive by e-mail the Proxy Statement, the Annual Report and instructions on how to vote. Certain stockholders who have previously elected to receive proxy materials in hard copy will receive a full set of the materials in the mail. For those who wish to receive a paper or e-mail copy of the proxy materials, the Notice contains instructions on how to do so.

Only stockholders of record at the close of business on March 15, 2013 (the “Record Date”) will be entitled to vote at the meeting. At the close of business on that date, there were 240,745,927 shares of our Common Stock issued and outstanding and entitled to vote. Each such issued and outstanding share of Common Stock is entitled to one vote. A majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

Voting

If shares are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy by telephone or over the Internet by following the instructions provided in the Notice, or, if you received printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card.

Voting by Telephone or Through the Internet.    If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 8:59 p.m., Pacific time, on May 13, 2013. Please see the Notice for instructions on how to access the telephone and Internet voting systems. If your shares of Common Stock are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet.

Voting by Proxy Card.    If you received printed proxy materials, you may vote by mail pursuant to instructions provided on the proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. If you own Common Stock through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

For those stockholders who are participants in any of Safeway’s 401(k) plans, your proxy also serves as a voting instruction to the 401(k) Plan Trustee for the Safeway shares held in the 401(k) plans as of the Record Date, provided that instructions are furnished over the Internet or by telephone by 8:59 p.m., Pacific time, on May 9, 2013, or that a proxy card is signed, returned and received by May 9, 2013.

Votes cast at the Annual Meeting will be tabulated by the inspector of election for the Annual Meeting. Shares represented by any proxies marked with abstentions or represented by any “broker non-votes” (as described in the next paragraph) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Broker non-votes occur when a broker, bank or other nominee holding shares for your account does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from you.

In uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Similarly, a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote is required for approval of all of the other proposals properly submitted for consideration at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director candidate or proposal must exceed the number of votes cast “against” that candidate or proposal. In accordance with our By-Laws, for purposes of determining the outcome of the election of directors or any proposal, shares represented by proxies reflecting abstentions or broker non-votes will be treated as not present and not entitled to vote with respect to such election or proposal. In light of the foregoing considerations, any abstentions or broker non-votes will not affect the election of any candidate or the approval or rejection of any proposal. With respect to the Annual Meeting this year, the New York Stock Exchange (“NYSE”) has confirmed to us that, under its rules, brokers, banks and other nominees will have discretionary authority to vote on Proposal 4, but not on Proposals 1, 2 and 3.

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes
1	Election of directors	Majority of the votes cast	Not voted	Not voted
2	Advisory vote on the compensation of our named executive officers (“Say on Pay”)	Majority of the votes cast	Not voted	Not voted
3	Re-approval of the 2007 Equity and Incentive Award Plan	Majority of the votes cast	Not voted	Not voted
4	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013	Majority of the votes cast	Not voted	Discretionary vote

Revocation of Proxy

A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. All shares represented by each properly submitted and unrevoked proxy will be voted unless the proxy is received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures set forth in the Notice and this Proxy Statement will be voted in accordance with your instructions.

Solicitation of Proxies

The cost of this solicitation will be borne by the Company. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by certain of our officers and regular employees who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of our Common Stock. In addition, we have retained Georgeson Inc. to assist with the solicitation of proxies for a base fee not to exceed $17,000, plus reimbursement for out-of-pocket expenses.

Annual Meeting Admission

You are entitled to attend the Annual Meeting only if you were a Safeway stockholder or joint holder as of the close of business on March 15, 2013 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record or hold your shares through a Safeway benefit plan, your name will be verified against the list of stockholders of record or plan participants as of the Record Date prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of your beneficial ownership as of the Record Date, such as your most recent account statement prior to March 15, 2013, a copy of the Notice or voting instruction card, if any, provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The meeting will begin promptly at 1:30 p.m., Pacific time. Check-in will begin at 12:30 p.m., Pacific time, and you should allow ample time for the check-in procedures.

Other Matters

The purpose of the meeting and the matters to be acted upon are set forth in the attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business to be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to properly submitted proxies with respect to any such other business in accordance with the best judgment of the persons acting under said proxies.

Householding of Annual Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one Notice or one set of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice or proxy materials to you if you contact us at the following address or telephone number: Investor Relations, Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588, telephone: (925) 467-3790. If you would like to receive separate copies of the Notice or proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 (the “2012 10-K”) and in our periodic reports on Form 10-Q and Form 8-K.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist in the exercise of its responsibilities in serving our best interests and the best interests of our stockholders. The Guidelines address such matters as director qualification standards, director independence, duties of the Lead Independent Director, size of the Board, selection of new directors, sessions of non-management directors, director compensation, Board access to senior management and independent advisors, stock ownership guidelines and the Board’s annual self-evaluation process. A complete copy of the Guidelines is available on our website at www.safeway.com/investor_relations, or in print to any stockholder by calling (925) 467-3790.

Director Independence

As part of the Guidelines, the Board approved Director Independence Standards to assist in determining each director’s “independence.” Our Director Independence Standards are in addition to, and go beyond, the “independent director” standards established by the NYSE. Our Director Independence Standards are as follows:

(a)	A director will not be deemed independent if he or she has any of the following relationships:

(i)	the director is, or has been within the preceding eight years, employed by Safeway;

(ii)
the director has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service by the director as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iii)
the director holds more than 5% of the equity of an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iv)
the director is employed or self-employed (other than as a director) by an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(v)	the director has a personal services contract(s) with Safeway, which results in payments of more than $100,000 during the current or preceding calendar year;

(vi)
the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway, other than for former service as an interim Chairman or Chief Executive Officer or other executive officer;

(vii)
an immediate family[1] member of the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway for serving as an executive officer of Safeway;

(viii)	an immediate family member of the director was employed by Safeway as an executive officer within the preceding eight years;

(ix)
(A) the director or an immediate family member is a current partner of a firm that is Safeway’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Safeway’s audit within that time;

_____________________________
1 “Immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person's home.

(x)
a present Safeway executive officer is or was within the past three years on the board of directors of a company which employed the Safeway director or an immediate family member of the director as an executive officer at the same time;

(xi)
a Safeway director is a current employee, director, partner and/or holder of a greater than 5% equity interest, or an immediate family member is an executive officer, of another company which, during any of the last three fiscal years, received payments from Safeway, or made payments to Safeway, or was indebted to Safeway, or to which Safeway was indebted, and such payments were more than the greater of $1,000,000 or 1% of the other entity’s consolidated annual gross revenues, or the total amount of either company’s indebtedness to the other is greater than $1,000,000 or 1% of the total consolidated assets of such company; or

(xii)
a Safeway director serves as an officer, director or trustee of a charitable organization, and Safeway’s discretionary charitable contributions to the organization, in any of the three preceding fiscal years, were greater than the lesser of $500,000 or 1% of that organization’s total annual charitable receipts.

(b)
For relationships covered by the guidelines in subsection (a) above, compensation received by a director as a director of Safeway (including director and committee fees) and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall not be considered in determining independence. Further, the fact that a director of Safeway also serves as a director of one or more of Safeway’s subsidiaries shall not be considered in determining independence, provided that such director is otherwise independent with regard to such subsidiary or subsidiaries in accordance with the guidelines in subsection (a) above and other applicable rules and regulations.

(c)
For relationships not covered by the guidelines in subsection (a) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsection (a) above. We will specifically explain in our annual proxy statement the basis for any board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of materiality set forth in subsection (a) above.

(d)	References to Safeway in the described standards include any parent or subsidiary in a consolidated group with Safeway.

(e)	References to the director in subsections (ii), (iii), (iv), (v) and (xii) of subsection (a) include immediate family members of the director.

The Board has affirmatively determined that each of the non-employee directors standing for election, Janet E. Grove, Mohan Gyani, Frank C. Herringer, George J. Morrow, Kenneth W. Oder, T. Gary Rogers and Arun Sarin, has no material relationship with Safeway and is independent under Safeway’s Director Independence Standards and the “independent director” standards of the NYSE. As a result, all but one of our current directors or nominees standing for election (William Y. Tauscher, Chief Executive Officer of our subsidiary, Blackhawk Network Holdings, Inc. (“Blackhawk”)) are independent. (Steven A. Burd, our Chairman and Chief Executive Officer, intends to retire as CEO and as a director effective May 14, 2013, the date of the Annual Meeting.) Our Audit, Executive Compensation and Nominating and Corporate Governance committees are comprised solely of independent directors.

In its determination of independence, the Board evaluated the facts and circumstances relating to the following transactions:

Mr. Gyani is a member of the board of directors of Union BanCal Corporation, which operates through its banking subsidiary, Union Bank of California (of which Mr. Gyani is also a board member). We did business with Union Bank of California in fiscal years 2010, 2011 and 2012. Mr. Gyani is not an employee of either Union BanCal Corporation or Union Bank of California, nor does Mr. Gyani receive any compensation from Union BanCal Corporation or Union Bank of California other than compensation as a director of each entity. The Board reviewed the payments made to, and received from, Union Bank of California during fiscal years 2010, 2011 and 2012 and determined that such amounts were immaterial pursuant to our Director Independence Standards and the “independent director” standards of the NYSE.

Board Leadership Structure

Currently, the roles of Chairman and Chief Executive Officer of the Company are combined and held by Mr. Burd. Mr. Burd has served as our Chairman since 1998 and as our Chief Executive Officer since 1993. As indicated previously, Mr. Burd intends to retire as CEO and as a director effective May 14, 2013. The Guidelines provide that our independent directors will annually elect a Lead Independent Director to perform certain functions. The independent directors elected T. Gary Rogers to serve as the Lead Independent Director for 2013. In addition to the duties all Board members have, the specific responsibilities of the Lead Independent Director include:

•	Presiding at all meetings of the Board at which the Board’s Chairman is not present, including executive sessions of the independent directors;

•	Serving as a liaison between the Chairman and the independent directors;

•	Approving and including information sent to the Board and working to ensure that the directors have information necessary to perform their duties;

•	Approving agendas for meetings of the Board and its committees (if the Lead Independent Director directs that an item(s) be included on the agenda, such item(s) will be included);

•	Approving schedules for Board meetings to assure that there is sufficient time for discussion of all agenda items;

•	Having the authority to call meetings of the independent directors;

•	Recommending to the Chairman the retention of consultants, as necessary, who report directly to the Board;

•	Assisting the Board or the Nominating and Corporate Governance Committee, as appropriate, and our executives in assuring compliance with and implementation of our Corporate Governance Guidelines;

•	Coordinating, developing the agendas for and moderating executive sessions of the Board’s independent directors;

•	Evaluating, along with the members of the Executive Compensation Committee and the Board, the performance of the Chief Executive Officer, and meeting with the CEO to discuss the Board’s evaluation;

•	Recommending to the Chairman of the Nominating and Corporate Governance Committee the membership of the various Board committees, as well as selection of the committees’ chairs;

•	If requested by large stockholders, ensuring that he or she is available for consultation and direct communication; and

•	Such other duties and rights as the Board may from time to time authorize.

In performing the duties described above, the Lead Independent Director is expected to consult with and solicit the participation of the chairs of the appropriate Board committees. The Lead Independent Director has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Our Board believes that, at the present time, the interests of the Company and our stockholders are best served by the leadership and direction provided by a single Chairman and Chief Executive Officer. Our Board believes that a single person, acting in the capacities of Chairman and CEO, serves as a bridge between the Board and management, helping both to act with a common purpose, and provides critical leadership for carrying out the Company’s strategy and confronting its challenges. Our Board also believes the combined role of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute our strategic initiatives and business plans to maximize stockholder value, with centralized leadership in one person so that there is no ambiguity about accountability. The Board’s current leadership structure is consistent with the practice at many large U.S. companies, which have historically followed a model in which the chief executive officer also serves as chairman of the board; this is particularly true for larger companies, where the complexities of the issues often warrant a combined position to ensure effective and efficient board meetings, information flow, crisis management and long-term planning.

Our Board believes the Company has implemented strong oversight mechanisms that act as a counterweight to the combination of the Chairman and CEO positions. These oversight mechanisms include: having a Board that is predominantly comprised of independent directors, with Mr. Tauscher being the only exception following the Annual Meeting; having a Lead Independent Director, elected annually by our independent directors, with the responsibilities described above; having an Executive Committee of the Board of Directors with primary responsibility for setting agendas and discussion topics for Board meetings; requiring the Board to hold at least two non-management executive sessions of the Board annually without management directors or management present; and having the Audit, Executive Compensation and Nominating and Corporate Governance committees, each of which is made up entirely of independent directors, perform various oversight functions independent of management.

The Board’s Role in Risk Oversight

Pursuant to a policy adopted by our Board of Directors, the Audit Committee is responsible, on behalf of our Board,

for oversight of enterprise risk management for the Company. Management of the Company is responsible for the preparation and implementation of our plans and processes for managing risk. In performance of its oversight responsibility, the Audit Committee, at least annually, reviews these plans and processes, including their scope, our organizational structure for risk management, management’s implementation, monitoring and oversight of our plans and processes for managing risk and our insurance programs. The Audit Committee also receives periodic updates from management with regard to the overall efficacy and results of the enterprise risk management program, significant risk areas for the Company and other risk areas identified from time to time by the Audit Committee. It also reviews management’s processes for identifying, assessing and responding to new risk areas relevant to the Company. The Chair of the Audit Committee periodically updates the full Board with regard to risk management issues as part of the Board’s active consideration of the Company’s risk profile and general risk management strategy.

While our Audit Committee has primary responsibility for overseeing enterprise risk management, each of our other Board committees also considers risk within its area of responsibility. For example, our Executive Compensation Committee considers the risks that may be implicated by our executive compensation programs, our Executive Committee focuses on risks that may result from changes in our corporate strategy and our Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks. Our Board is apprised by the committee chairs of significant risks and management’s response via periodic updates. We believe the leadership structure of our Board supports the Board’s effective oversight of the Company’s risk management.

Interested Party Communications with Directors

The Board of Directors has adopted a policy and procedures for receiving communications from interested parties of the Company. Any interested party may send written correspondence to the Board, the Lead Independent Director, a committee of the Board, the non-management directors or any individual director in his or her capacity as such. The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the interested party sending the communication, and, if the interested party is a stockholder, the number of Company securities owned by the stockholder and, if the stockholder is not the record owner of our stock, the name of the record owner. The General Counsel will forward correspondence not more suitably directed to management to the Board, the Lead Independent Director, committee or individual director(s), as appropriate. The General Counsel will log and prepare a summary of all correspondence that is not forwarded to the Board, the Lead Independent Director, committee or individual director(s) and will make such log available to the Board.

Board Meetings and Committees

The Board of Directors held six meetings in fiscal 2012. During 2012, each director attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or committees. Each director is expected to attend our Annual Meeting of Stockholders in person, absent extraordinary circumstances. All of the directors except Mr. Sarin, who had a conflicting engagement, attended the 2012 Annual Meeting. In 2012, the Board of Directors had the following standing committees: Audit Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Executive Committee. The Board has affirmatively determined that each member of the Audit, Executive Compensation and Nominating and Corporate Governance committees has no material relationship with us and is “independent” under our Director Independence Standards and the “independent director” standards of the NYSE currently in effect. The Audit, Executive Compensation and Nominating and Corporate Governance committees operate pursuant to written charters, available at www.safeway.com/investor_relations, or in print to any stockholder by calling (925) 467-3790.

The current composition of each Board committee is:

Audit Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Mohan Gyani (Chair)	Arun Sarin (Chair)	Frank C. Herringer (Chair)	Steven A. Burd (Chair)[1]
Janet E. Grove	Frank C. Herringer	Janet E. Grove	Frank C. Herringer
Kenneth W. Oder	Kenneth W. Oder	Kenneth W. Oder	T. Gary Rogers
Arun Sarin	T. Gary Rogers		Arun Sarin
William Y. Tauscher

1Mr. Burd intends to retire as Chief Executive Officer and as a director effective as of May 14, 2013, the date of the Annual Meeting.

Audit Committee:  The functions of the Audit Committee include selecting, evaluating and, where appropriate, replacing independent auditors engaged by the Company; conferring with the independent auditors regarding their audit of the Company and the independent auditors’ opinions; meeting with the independent auditors and management to review and discuss the Company’s annual and quarterly financial statements, including the Company’s specific disclosure under management’s discussion and analysis of financial condition and results of operations; approving the audit and non-audit services of such auditors and other terms of their engagement; overseeing enterprise risk management for the Company; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with our internal auditors; reviewing with the independent and internal auditors the results of their examinations; recommending changes in financial policies or procedures as suggested by the auditors; and preparing the report that is required by SEC rules to be included in this Proxy Statement. During fiscal 2012, the Audit Committee held seven meetings.

The Report of the Audit Committee is included in this Proxy Statement.

Audit Committee Financial Experts:  Pursuant to Section 407 of the Sarbanes-Oxley Act, the SEC has adopted rules requiring companies to disclose whether their audit committee has at least one “audit committee financial expert,” as that term is defined in SEC rules. The Board of Directors has determined that Mohan Gyani qualifies as an “audit committee financial expert” and that he is “independent,” as noted above.

Executive Compensation Committee:  The Executive Compensation Committee reviews and approves our goals and objectives relevant to compensation of our executive officers, stays informed as to market levels of compensation and, based on evaluations submitted by management, sets compensation levels for our executive officers that correspond to our goals and objectives. With respect to our President and Executive Vice Presidents, our Chief Executive Officer assesses the individual performance of each such executive and proposes base salaries for each. The Executive Compensation Committee then sets these salaries. The Executive Compensation Committee also evaluates the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and makes a recommendation to the Board regarding the Chief Executive Officer’s base salary for the next fiscal year. The Executive Compensation Committee makes recommendations to the Board with respect to incentive compensation plans and equity-based plans. In addition, it approves grants of performance shares and stock options and other equity awards to our executive officers, including the Chief Executive Officer, in accordance with Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”). The Executive Compensation Committee also adopts performance goals with respect to performance-based compensation for our executive officers, including the Chief Executive Officer, and certifies whether performance goals are met before compensation that may be intended to qualify as performance-based compensation under Section 162(m) of the Code is paid to our officers. The Executive Compensation Committee administers our 1999 Amended and Restated Equity Participation Plan (the “1999 Equity Plan”), our 2007 Equity and Incentive Award Plan (the “2007 Equity Plan”) and our 2011 Equity and Incentive Award Plan (the “2011 Equity Plan”). In making recommendations with respect to executive compensation, the Executive Compensation Committee evaluates the risks that may be implicated by our executive compensation programs. The Committee is also responsible for evaluating and recommending to the Board the compensation of our non-employee directors. During fiscal 2012, the Executive Compensation Committee held five meetings.

The Executive Compensation Committee participates in the preparation of the Compensation Discussion and Analysis for inclusion in this Proxy Statement and our Annual Report on Form 10-K and also produces a Report of the Executive Compensation Committee for inclusion in this Proxy Statement, each in accordance with applicable rules and regulations. The Executive Compensation Committee performs any other action required to be performed by a committee or subcommittee of “non-employee directors” (pursuant to Rule 16b-3) and “outside directors” (pursuant to Section 162(m) of the Code).

The Report of the Executive Compensation Committee is included in this Proxy Statement.

The Executive Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

 The Role of the Compensation Consultant. The Executive Compensation Committee has retained a compensation consulting firm, Frederic W. Cook & Co., Inc. (“Cook & Co.”), to act as the Committee’s consultant on executive and director compensation matters. Cook & Co. was retained directly by the Committee and reports directly and exclusively to the Committee. With regard to executive and director compensation, Cook & Co. was engaged to advise the Committee on the reasonableness of our compensation levels in comparison with those of other similarly situated companies and on the appropriateness of our compensation program structure in supporting our business objectives. Cook & Co. does not provide any consulting services to Safeway or our management. The Committee has assessed the independence of Cook & Co.

pursuant to SEC rules and has concluded that no conflict of interest exists that would prevent Cook & Co. from serving as an independent consultant to the Committee. Cook & Co. periodically provides input to the Committee on matters such as emerging or evolving compensation practices, policies of proxy advisory firms, peer companies, equity plan share usage and dilution and market survey data. Cook & Co. also provides general observations on our compensation programs, but it does not determine or recommend the specific amounts or forms of compensation for executive officers or directors.

Nominating and Corporate Governance Committee:  The functions of the Nominating and Corporate Governance Committee are to propose nominees for election to the Board of Directors and consider the qualifications of director nominees, including any stockholder nominees. The Nominating and Corporate Governance Committee recommended to the Board the slate of directors for election at this Annual Meeting. Other duties and responsibilities of the Nominating and Corporate Governance Committee include: reviewing proposals submitted by stockholders; assessing the size and composition of the Board and its committees; overseeing the annual evaluation of the Board; and making recommendations to the Board regarding matters such as our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines and the charters of the Board committees. During fiscal 2012, the Nominating and Corporate Governance Committee held three meetings.

Executive Committee:  The Executive Committee was established in 2004 to provide a forum for regular communication between our Chief Executive Officer and the Board in addition to the regularly scheduled Board meetings. The Executive Committee has the authority to exercise the power of the Board, except as prohibited by Delaware law, or except as is more appropriately within the duties of the Audit Committee, the Executive Compensation Committee or the Nominating and Corporate Governance Committee of the Board. During fiscal 2012, the Executive Committee held two meetings.

Non-Management Executive Sessions:  The non-management directors meet in executive session on a periodic basis, but no less than two times a year, without management directors or management present. The Lead Independent Director presides at these meetings. In his absence, the non-management directors select a director to preside over the meeting at the beginning of the executive session. During fiscal 2012, the non-management directors held two executive sessions. The Lead Independent Director acted as Chairman of each of those sessions.

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee is comprised entirely of independent directors. During fiscal 2012, none of our executive officers served on the board of directors or compensation committee of any other entity that has an executive officer that serves on our Board or our Executive Compensation Committee.

Consideration of Board Nominees

The Board of Directors has adopted a process for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee may consider candidates recommended by professional search firms, board members, stockholders or other sources. The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder who is and has been, for a period of at least six months, the beneficial owner of more than 1% of our outstanding Common Stock. Candidates nominated by stockholders will be evaluated in the same manner as any other candidate considered by the Nominating and Corporate Governance Committee.

As described in our Corporate Governance Guidelines and in the charter of the Nominating and Corporate Governance Committee, in evaluating such nominations, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board, as well as a diversity of skills, background and experience. The Committee will preliminarily review each potential candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in our Corporate Governance Guidelines and the Committee’s charter, and the candidate’s independence, as set forth in our Director Independence Standards and the “independent director” standards of the NYSE. Each director candidate must possess the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s education and professional background, experience as an officer or director of a publicly held company, experience in corporate governance, expertise in a specific area of our operations and existing commitments to other businesses, as well as any other criteria deemed relevant by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee determines, after a preliminary inquiry, that the potential candidate may be qualified, the Committee will conduct an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Nominating and Corporate Governance Committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the Board for approval as a director nominee.

Any nominations from stockholders should include the nominee’s name and qualifications for Board membership, as well as the additional information specified by our By-Laws, and should be addressed to our Corporate Secretary. Any stockholder who wishes to recommend a candidate for nomination to the Board who would be considered for election at our 2014 Annual Meeting is strongly encouraged to do so no later than the date stockholder proposals satisfying the requirements of SEC Rule 14a-8 are due. See “Stockholder Proposals for 2014 Proxy Statement” later in this Proxy Statement.

Majority Vote Standard and Director Resignation Policy

In 2006, our Board of Directors approved an amendment to our By-Laws that changed the vote standard for the election of directors in uncontested elections from a plurality standard to a “majority of the votes cast” standard. This means each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director. In a contested election (i.e., where the number of nominees exceeds the number of directors to be elected), the plurality vote standard remains in place.

In addition, the amendment to our By-Laws incorporated the substance of the director resignation policy the Board had adopted in 2005 as part of our Corporate Governance Guidelines. As so incorporated, the By-Laws provide that, following any uncontested election, any incumbent director who did not receive a majority of the votes cast must tender his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (Under Delaware corporation law, any such incumbent director would ordinarily continue as a “holdover” director until his or her successor was elected and qualified.) Within 60 days after certification of the stockholder vote, the Nominating and Corporate Governance Committee must recommend to the Board the action to be taken with respect to the offer of resignation. The Board must act on the Committee’s recommendation within 90 days after certification of the stockholder vote. The Board must, within five business days after reaching its decision, publicly disclose the decision, including, if applicable, the reasons for not accepting a resignation offer, by filing with the SEC a Current Report on Form 8-K. If the Board were to accept all tendered resignations, resulting in the Company having fewer than three directors who were in office before the election, the Board may extend the 90-day period for an additional 90 days, provided it concludes an extension would be in our best interests.

Any director who tenders his or her resignation pursuant to these By-Law provisions cannot participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. If each member of the Nominating and Corporate Governance Committee receives a majority of “against” votes at the same stockholder meeting, the Board must appoint a committee of independent directors who did not receive a majority of “against” votes to consider the resignation offers and make the recommendations to the Board. If no independent directors receive a majority of the votes cast, the Board will act on the resignation offers, provided no director who has received a majority of “against” votes can participate in or vote on the decision whether to accept or reject such director’s resignation offer.

Policy Regarding Stockholder Rights Plans

In 2004, our Board of Directors adopted a policy stating that we would submit any stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties under Delaware law and with the concurrence of a majority of the independent members of the Board, determines such a submission would not be in the best interests of stockholders under the circumstances. If the Board adopts such a rights plan, it will expire unless ratified by the stockholders within one year of adoption. The policy is contained in our Corporate Governance Guidelines. In 2008, our Board adopted an amendment to our By-Laws providing that the amendment of any stockholder rights plan that has the effect of extending the term of the stockholder rights plan or any rights or options provided thereunder shall require the approval of three quarters of the independent members of the Board, and further providing that any stockholder rights plan adopted after the effective date of the By-Law amendment will expire if not so amended no later than one year following the later of the date of its adoption and the date of its last such amendment. The foregoing provision is not applicable to any stockholder rights plan ratified by our stockholders. We do not currently have a stockholder rights plan in place.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller) and employees that focuses on areas of ethical risk, provides guidance to personnel to help them recognize and deal with ethical issues, provides mechanisms to report unethical conduct and helps foster a culture of honesty and accountability. Our Code of Business Conduct and Ethics is available on our website at www.safeway.com/investor_relations, or in print to any stockholder by calling (925) 467-3790.

Policy Regarding Stockholder Proposals that Receive a Majority Vote

Our Board of Directors has adopted a policy that provides that the Nominating and Corporate Governance Committee initially will review and evaluate any stockholder proposal that receives a majority vote at an annual meeting. After such review, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to how to proceed with respect to the proposal. The Board will review the recommendation of the Nominating and Corporate Governance Committee, make a determination as to whether to implement the proposal as presented, discuss the proposal further with the proponent and/or consider the proposal more in depth prior to making a determination. The policy is contained in our Corporate Governance Guidelines.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

In 2007, our Board of Directors adopted a written policy and procedures for the review, approval or ratification of “Related Party Transactions.” For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant, and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. The policy defines “Related Party” as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	Any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•
Any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or is in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, the Audit Committee reviews the relevant facts and circumstances of each Related Party Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the Related Party’s interest in the transaction, and either approves or disapproves the Related Party Transaction. A Related Party Transaction may be consummated and continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. If advance Audit Committee approval of a Related Party Transaction requiring the Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the Audit Committee, subject to ratification of the transaction by the Committee at the Committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul the transaction. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party. In 2012, there were no Related Party Transactions that required review by the Audit Committee. The Audit Committee has reviewed and pre-approved certain types of Related Party Transactions, which are deemed approved or ratified, as applicable, under the policy, including the following:

•	Compensation:

•
to an executive officer or director of the Company if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K promulgated under the Securities Exchange Act of 1934; or

•
to an executive officer of the Company, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement, and such compensation has been approved, or recommended to our Board of Directors for approval, by the Executive Compensation Committee.

•	Transactions that are in our ordinary course of business and where the interest of the Related Party arises only:

•	from the Related Party’s position as a director of another corporation or organization that is a party to the transaction;

•
from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction;

•	from both such positions and ownership described above; or

•
from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership.

•
Transactions that are in our ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of such class of equity securities will receive the same benefit on a pro rata basis.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock as of March 15, 2013 by (i) each of our directors, (ii) each of the named executive officers, (iii) all of our executive officers and directors as a group, and (iv) each person believed by us to own beneficially more than 5% of our outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting and investment power over the shares beneficially held by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(1)
Steven A. Burd (2)(4)	4,064,770	1.7%
Janet E. Grove (2)	26,500	*
Mohan Gyani (2)	45,000	*
Frank C. Herringer (2)	25,000	*
Kenneth W. Oder (2)	40,000	*
T. Gary Rogers(2)	—	*
Arun Sarin (2)	20,000	*
William Y. Tauscher (2)	8,467	*
Peter J. Bocian(3)	100,000	*
Diane M. Dietz (2)(4)	730,973	*
Robert L. Edwards (2)(4)	813,314	*
Bruce L. Everette (2)(4)	889,864	*
Larree M. Renda (2)(4)	921,410	*
All executive officers and directors as a group (20 persons) (2) (4)	9,026,936	3.6%
FMR LLC(5) 82 Devonshire Street, Boston, MA 02109	27,874,314	11.6%
BlackRock, Inc. (6) 40 East 52nd Street, New York, NY 10022	18,146,614	7.6%
The Vanguard Group, Inc. (7) 100 Vanguard Boulevard, Malvern, PA 19355	14,740,139	6.2%
Franklin Resources, Inc.(8) One Franklin Parkway, San Mateo, CA 94403	13,457,350	5.6%
Sasco Capital, Inc.(9) 10 Sasco Hill Road, Fairfield, CT 06824	12,644,303	5.3%
_____________________________

*	Less than 1%

(1)
For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire as of May 14, 2013 (60 days after March 15, 2013). For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares that such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. For purposes of this table, stock units (into which directors’ fees are deferred under the Deferred Compensation Plan for Safeway Non-Employee Directors II) are not included in directors’ beneficial ownership of our Common Stock. For a discussion of directors’ stock units, see “Director Compensation” later in this Proxy Statement. The address of each of the directors and executive officers included in this table is c/o Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3229.

(2)
Includes shares issuable upon the exercise of stock options that are exercisable as of May 14, 2013, as follows: Mr. Burd, 2,868,336; Ms. Grove and each of Messrs. Gyani, Herringer, Oder and Sarin, 20,000; Mr. Rogers, 0; Mr. Tauscher, 4,000; Ms. Dietz, 649,201; Mr. Edwards, 555,051; Mr. Everette, 708,551; Ms. Renda, 707,801; and all executive officers and directors as a group, 6,595,849. Mr. Burd intends to retire as CEO and as a director effective as of May 14, 2013. Mr. Everette intends to retire as Executive Vice President, Retail Operations effective as of May 1, 2013.

(3)	Mr. Bocian joined the Company as Executive Vice President and Chief Financial Officer effective as of February 19, 2013.

(4)
In addition to the shares of Safeway Common Stock reflected in the table above, certain of our executive officers hold shares of restricted Common Stock of Blackhawk, as follows: Mr. Burd, 100,000; Ms. Dietz, Mr. Edwards, Mr. Everette and Ms. Renda, 167,000; and all executive officers and directors as a group, 818,000. None of these individuals, nor all executive officers and directors as a group, holds more than 1% of the outstanding Common Stock of Blackhawk.

(5)
All information regarding FMR LLC and its affiliates is based on the Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC and Edward C. Johnson 3d. At December 31, 2012, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 24,763,400 of such shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940, (ii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC and a bank, was the beneficial owner of 74,850 of such shares as a result of serving as investment manager of the institutional accounts, (iii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 278,721 of such shares in its capacity as an investment adviser to individuals, (iv) Pyramis Global Advisers, LLC, an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 2,392,743 of such shares as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies registered under the Investment Company Act of 1940 owning such shares, (v) Pyramis Global Advisers Trust Company, a bank that is an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 364,300 of such shares as a result of serving as investment manager of institutional accounts owning such shares and (vi) FIL Limited was the beneficial owner of 300 of such shares as a result of providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FMR LLC and Edward C. Johnson 3d each has sole dispostive power over all 27,874,314 of the shares and sole voting power over 3,110, 914 of such shares.

(6)
All information regarding BlackRock, Inc. is based on the Schedule 13G filed with the SEC on February 8, 2013 by BlackRock, Inc. on behalf of itself and its subsidiaries, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A.,

BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited. At December 31, 2012, BlackRock, Inc. had sole voting and dispositive power over all 18,146,614 shares.

(7)
All information regarding The Vanguard Group, Inc. is based on the Schedule 13G filed with the SEC on February 11, 2013 by The Vanguard Group, Inc. on behalf of itself and its subsidiaries, Vanguard Fiduciary Trust Company ("VFTC") and Vanguard Investments Australia, Ltd. ("VIA"). At December 31, 2012, VFTC was the beneficial owner of 332,906 of such shares as a result of serving as an investment manager of collective trust accounts, and VIA was the beneficial owner of 134,302 of such shares as a result of serving as an investment manager of Australian investment offerings. The Vanguard Group, Inc. has sole dispositive power over 14,355,333 of such shares, shared dispositive power over 384,806 of such shares and sole voting power over 415,308 of such shares.

(8)
All information regarding Franklin Resources, Inc. is based on the Schedule 13G filed with the SEC on February 12, 2013 by Franklin Resources, Inc. on behalf of itself and Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. At December 31, 2012, Franklin Advisors, Inc. had sole voting power over 13,405,350 of such shares and sole dispositive power over 13,456,550 of such shares, and Fiduciary Trust Company International had sole voting and dispositive power over 800 of such shares.

(9)
All information regarding Sasco Capital, Inc. is based on the Schedule 13G filed with the SEC on February 14, 2013. At December 31, 2012, Sasco Capital, Inc. had sole voting power over 4,670,657 of such shares and sole dispositive power over all 12,644,303 of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and holders of more than 10% of our equity securities to file reports of ownership and changes in ownership of our securities (Forms 3, 4 and 5) with the SEC. To the best of our knowledge, based solely on a review of the Section 16(a) reports and written statements from executive officers and directors, for fiscal 2012, all required reports of executive officers and directors were filed on time, except that one Form 4 reporting a grant of shares of restricted stock to Russell M. Jackson, our Senior Vice President of Human Resources, on August 22, 2012 was inadvertently overlooked and was filed late.

PROPOSAL 1

ELECTION OF DIRECTORS

General

There are eight nominees for election to our Board of Directors this year. Mr. Burd, our Chairman and Chief Executive Officer, intends to retire as CEO and as a director effective as of May 14, 2013 and, accordingly, will not stand for reelection at the Annual Meeting. All of the nominees have served as directors since the last annual meeting, except for George J. Morrow who is a new nominee to the Board of Directors. All of the nominees have been nominated for election by the Nominating and Corporate Governance Committee, which has determined that each of the nominees possesses the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility, which are expected of all Safeway Board members.

Proxies may be voted for no more than eight directors. Each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Each director so elected will serve on the Board of Directors until our next annual meeting of stockholders and until his or her successor has been elected and qualified. Any incumbent director who is not so elected will continue as a “holdover” director under Delaware corporation law until his or her successor has been elected and qualified. However, any such director will be required to submit his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (See “Corporate Governance Principles and Board Matters – Majority Vote Standard and Director Resignation Policy” earlier in this Proxy Statement.)

The Board has determined that each of our current directors and nominees standing for election, except Mr. Tauscher, has no material relationship with Safeway and is independent under our Director Independence Standards and the “independent director” standards of the NYSE currently in effect.

The shares represented by proxies, whether provided by telephone, through the Internet or by proxy card, will be voted for the election of the eight nominees named below unless the proxies direct otherwise. All of the nominees have consented to being named and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced accordingly.

The following information sets forth for each of the nominees for election to the Board of Directors such person’s age (as of the Record Date), the date such person became a director of Safeway (if applicable), such person’s principal occupation, employment and business experience during the past five years, directorships at public companies held by such person currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director of the Company. There are no family relationships among our executive officers and directors.

Board recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOIWING NOMINEES, and your proxy will be so voted unless you specify otherwise.

JANET E. GROVE, age 62, has been a member of the Board of Directors since October 21, 2004. Among many qualifications, Ms. Grove brings to our Board over 35 years of retail industry expertise, including experience with private label brands, as well as significant experience as a senior executive of a large company. Ms. Grove was named a Corporate Vice Chair of Macy’s Department Stores, Inc. in February 2003 and served in that position until her retirement in June 2011. She served as Chair of Macy’s Merchandising Group, a division of Macy’s Department Stores, Inc., from 1998 until 2009 and as Chief Executive Officer from 1999 until 2009. Macy’s Merchandising Group is the Private Brand design and manufacturing division of Macy’s that is responsible for all Private Brand products in all classifications of merchandise. Prior to serving as Vice Chair of Macy’s Department Stores, Inc., Ms. Grove was Executive Vice President for Center Core, Cosmetics and Ready to Wear. Ms. Grove also serves as a director of Aeropostale, Inc., a specialty retailer, where she serves on the Audit Committee. In addition, Ms. Grove serves as a director of a privately held company. Ms. Grove holds a B.S. in Marketing from the California State University at Hayward.

MOHAN GYANI, age 61, has been a member of the Board of Directors since October 21, 2004. Among many qualifications, Mr. Gyani brings to our Board significant experience in finance and accounting as a senior executive of large, global companies. Mr. Gyani has been Vice Chairman of Roamware, Inc. since January 2006, and he was Chairman and Chief

Executive Officer of Roamware from May 2005 through December 2005. He served as the President and Chief Executive Officer of AT&T Wireless Mobility Services from 2000 until his retirement from that company in 2003. He was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless through December 2004. From 1995 through 1999, he was the Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani also brings considerable directorial and board committee experience to the Board. Mr. Gyani is a director of Keynote Systems, Inc., where he serves as lead independent director and also serves on the Compensation Committee. Mr. Gyani is also a director of Audience, Inc., a global provider of advanced voice and audio processors for mobile products, where he serves on the Nominating and Corporate Governance Committee, and Ruckus Wireless, Inc., a supplier of advanced wireless systems for the mobile internetworking market, where he serves on the Nominating and Corporate Governance Committee. From 2008 until June 2010, Mr. Gyani served as a director of Mobile TeleSystems OJSC, where he was Chair of the Governance Committee and was a member of the Audit and Compensation committees. Mr. Gyani is also a director of UnionBanCal Corporation and its banking subsidiary, Union Bank of California. Mr. Gyani is Chair of the Audit Committee and serves on the Compensation Committee of UnionBanCal Corporation, which was a public company until 2009. In addition, Mr. Gyani serves as a director of a number of other privately held companies. As discussed earlier in this Proxy Statement, Mr. Gyani qualifies as an “audit committee financial expert.” Mr. Gyani holds a B.A. in Business and an MBA in Finance from San Francisco State University.

FRANK C. HERRINGER, age 70, has been a member of the Board of Directors since March 6, 2008. Among many qualifications, Mr. Herringer brings to our Board significant experience in business management, leadership and operations as a former senior executive of a large company. Mr. Herringer has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by AEGON N.V. In these capacities, Mr. Herringer had overall responsibility for strategy, operations, finance and human resources for Transamerica. Mr. Herringer also brings considerable directorial and board committee experience to the Board. Mr. Herringer is a director of Amgen Inc., a biotechnology company, where he currently chairs the Compensation and Management Committee, serves on the Executive and Governance and Nominating committees and previously served on the Audit Committee. Mr. Herringer is also a director of The Charles Schwab Corporation, where he serves on the Compensation and Nominating & Corporate Governance committees. From 2002 to 2005, Mr. Herringer served as a director of AT&T, where he served on the Audit and Human Resources (compensation) committees. In addition, Mr. Herringer has served and currently serves as a director of a number of privately held companies. In 2004, Mr. Herringer was selected as Outstanding Director of the Year by the Outstanding Directors Exchange (ODX). Mr. Herringer holds an A.B. from Dartmouth College and an MBA from the Amos Tuck School of Business Administration at Dartmouth College, where he graduated first in his class.

GEORGE J. MORROW, age 61, is a nominee to become a member of the Board of Directors. Among many qualifications, Mr. Morrow brings to our Board over 30 years of leadership experience in worldwide commercial operations at large global companies, particularly in the health and wellness field, which is an area of focus for the Company. Since February 2011, Mr. Morrow has served as a consultant to Amgen Inc., a global biotechnology company. From 2003 until his retirement in February 2011, he was Executive Vice President, Global Commercial Operations at Amgen. In that role, he was responsible for leading all commercial activities worldwide. From 2001 to 2003, he served as Executive Vice President of Worldwide Sales and Marketing at Amgen. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline plc and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. Mr. Morrow also brings considerable directorial and board committee experience to the Board. Mr. Morrow is a director of Align Technology, Inc., a global medical device company, where he currently chairs the Compensation Committee. Mr. Morrow is also a director of Vical Incorporated, a pharmaceutical company. From March 2011 until its acquisition by GlaxoSmithKline in August 2012, Mr. Morrow served as a director of Human Genome Sciences Inc., where he served on the Nominating and Governance Committee. Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an MBA from Duke University. He is a member of the Duke University Fuqua School of Business Advisory Board and Medical Center Board of Visitors.
KENNETH W. ODER, age 65, has been a member of the Board of Directors since March 6, 2008. Among many qualifications, Mr. Oder brings to our Board significant knowledge and expertise about our business as a result of his prior employment with us as a senior executive. From 1993 to September 2000, Mr. Oder served as our Executive Vice President of Labor Relations, Human Resources, Legal and Public Affairs. During his tenure as a Safeway Executive Vice President, Mr. Oder participated in most major decisions affecting the Company, including the development of annual business plans, budgeting, overall business strategy and mergers, acquisitions and sales of business units. Mr. Oder’s duties in managing Safeway’s Legal, Information Technology, Public Affairs, Labor and Human Resources departments included the negotiation of all of the Company’s labor agreements, management of the compensation, benefits and employment policies covering all of the Company’s non-union employees, supervision of Company-wide public affairs activities, press relations and lobbying activities, management of all legal matters, oversight of the Company’s information technology programs and chairing the committee that made the investment decisions for the Company’s pension plan covering its non-union employees. Prior to joining Safeway, Mr. Oder was a partner at the law firm Latham & Watkins LLP from 1975 to December 1992, concentrating on business litigation and labor law. Over the course of his career at Latham & Watkins, Mr. Oder managed a wide array of cases on topics relevant to our business, including disputes about mergers and acquisitions, benefits plans, executive compensation, employment disputes, labor agreements and bankruptcy litigation, and he represented corporations in major commercial mediations and arbitrations. He also negotiated labor agreements on behalf of corporations, counseled corporations regarding the interpretation and compliance with labor agreements, represented corporations in labor arbitrations and designed and drafted benefits plans. Mr. Oder has been engaged in investment and philanthropic pursuits since leaving Safeway in September 2000. Mr. Oder holds B.A. and J.D. degrees from the University of Virginia.

T. GARY ROGERS, age 70, has been a member of the Board of Directors since March 15, 2011. Among many qualifications, Mr. Rogers brings to our Board significant experience in business management, leadership and operations as the former Chairman of the Board and Chief Executive Officer of Dreyer’s Grand Ice Cream, Inc., where he led the development of the nation’s largest ice cream company from 1977 to 2007. Mr. Rogers was named the Harvard Business School Business Leader of the Year in 2007, and he also previously won the award of Dairy Industry Executive of the Year, and is a member of the Bay Area Business Hall of Fame. Mr. Rogers founded and, from 1972 to 1977, was President of Vintage Management Company, a restaurant company in California and Texas. From 1968 to 1972, he served as an associate at McKinsey & Co., an international management consulting firm, where he specialized in corporate development and financial issues. Mr. Rogers also brings considerable directorial experience to the Board. Mr. Rogers is the former Chairman of Levi Strauss & Co. and of the Federal Reserve Bank of San Francisco. He is currently on the advisory boards of Shorenstein Properties, LLC and Stanislaus Food Products. Mr. Rogers also served previously on the boards of a number of other companies, including Foster Farms, The Wine Group, GardenAmerica, Il Fornaio and Marathon Meat. He also serves on a number of public service boards. Mr. Rogers holds a B.S. in Mechanical Engineering from the University of California at Berkeley and an MBA from Harvard Business School, where he was a Baker Scholar.

ARUN SARIN, age 58, has been a member of the Board of Directors since August 25, 2009.  Among many qualifications, Mr. Sarin brings to our Board significant experience as a former senior executive of a large, global company, where he developed expertise in finance, marketing and operations. From April 2003 to July 2008, he was the Chief Executive Officer and a director of mobile phone company Vodafone Group Plc., a global mobile communications company with annual revenues of over $60 billion, over 60,000 employees globally and over 300 million customers. Mr. Sarin also brings considerable directorial and board committee experience to the Board, including as a director of a retail company. Mr. Sarin is a director of The Charles Schwab Corporation and Cisco Systems, Inc., and he serves on the Audit committees of each of these companies. He previously served as a member of the Court of Directors of the Bank of England, ending in 2009. From 1999 to 2003, he served as a director of The Gap, Inc. Mr. Sarin is currently a senior advisor to KKR. Mr. Sarin holds a Bachelor of Technology degree from the Indian Institutes of Technology in Kharagpur, India, a Masters in Engineering from the University of California at Berkeley and an MBA from the University of California at Berkeley.

WILLIAM Y. TAUSCHER, age 63, has been a member of the Board of Directors since May 12, 1998. Among many qualifications, Mr. Tauscher brings to our Board significant experience as a senior executive of multiple companies. Mr. Tauscher is the Chief Executive Officer of Blackhawk. He is also the Managing Member of The Tauscher Group, which invests and assists in the management of enterprises involved with home products, transportation, telecommunications and real estate, as well as the Chairman of Vertical Communications, Inc., a communications technology company, where he has served since 2004. From 2004 to 2010, Mr. Tauscher also served as Chief Executive Officer of Vertical Communications. Mr. Tauscher also brings considerable directorial experience to the Board. In addition to his current directorships with Vertical Communications and Blackhawk, Mr. Tauscher serves as a director of a number of other privately held companies. In addition, he served as Chairman of the Board and Chief Executive Officer of Foxmeyer from 1979 to 1986 and Chairman of the Board and Chief Executive Officer of Vanstar Corporation from 1987 until 1999. Mr. Tauscher holds a B.S. from Yale University.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(“SAY-ON-PAY VOTE”)

Summary
We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the following Compensation Discussion and Analysis (“CD&A”) section, tabular disclosure regarding such compensation and accompanying narrative disclosure.

Our compensation programs for our executive officers are designed to attract and retain excellent managers and to motivate these managers to increase the market value of our stock over the long term. The Executive Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the long-term interests of our stockholders. In the CD&A, we provide stockholders with a description of our compensation programs, including the philosophy underpinning the programs, the elements of the compensation programs and how our compensation programs are administered. Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives tied to our performance through association with an operating metric or as a function of our stock price. We have chosen the selected metrics to align employee compensation, including compensation for the named executive officers, to our business strategy.

Board Recommendation
Our Board believes that the information provided within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.
The following resolution will be submitted for a stockholder vote at the Annual Meeting:
RESOLVED, that the stockholders of Safeway approve, on an advisory basis, the compensation of Safeway’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement.
Although the resolution is non-binding, the Board will take into account the result of the advisory vote when making future compensation decisions.

OUR BOARD OF DIRECTORS UNANIMSOULY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT, and your proxy will be so voted unless you specify otherwise.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of our financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary
Highlights
In 2012, the Company achieved the following significant strategic and business objectives:

•
Earnings per Share Improvement:  Our reported diluted earnings per share from continuing operations increased 52% in fiscal 2012 versus 2011, and our adjusted diluted earnings per share from continuing operations increased 21%.[1]

•	Positive Identical-Store Sales: Our identical-store sales, excluding fuel, increased 0.5% during 2012.

•
Significant Return of Cash to Stockholders: We returned cash of approximately $1.28 billion to our stockholders through stock repurchases and approximately $164 million through dividends. In May 2012, we increased the amount of our quarterly dividend by approximately 21%.

•	Strong Free Cash Flow: Free cash flow continued to be strong, at $971 million[2].

2012 Compensation Actions
As a result, the Committee took the following compensation actions related to fiscal 2012:

•
Modest Salary Increases: Each of the named executive officers other than our CEO received a base salary increase in the range of two and a half to three percent (2.5-3%) for 2013. Our CEO, Mr. Burd, did not receive a salary increase. Mr. Burd intends to retire as Chairman and CEO effective as of May 14, 2013.

•
Operating Bonus Plan: Based on our net income and identical-store sales results in 2012, each of the named executive officers earned a bonus based on 2012 performance under our operating performance bonus plan equal to 37% of the maximum amount payable, consistent with the bonus targets established by the Executive Compensation Committee at the beginning of 2012.

________________________________
12012 excludes the $0.12 per share associated with the gain from legal settlements that occurred in the fourth quarter of 2012. A reconciliation of 2012 diluted earnings per share as reported to diluted earnings per share for 2012 excluding this gain follows:

Fiscal Year 2012 Diluted EPS
Diluted earnings per share from continuing operations, as reported	$2.27
Gain from legal settlements	$(0.12)
Diluted earnings per share from continuing operations, as adjusted	$2.15

2011 excludes the $0.29 per share tax charge associated with the dividend paid to us by our Canadian subsidiary in the first half of 2011. A reconciliation of 2011 diluted earnings per share as reported to diluted earnings per share for 2011 excluding the tax charge on the Canadian dividend follows:

Fiscal Year 2011 Diluted EPS
Diluted earnings per share from continuing operations, as reported	$1.49
Tax charge on Canadian dividend	$0.29
Diluted earnings per share from continuing operations, as adjusted	$1.78

2Calculated as net cash flow from operating activities, as adjusted to exclude payables related to third-party gift cards, net of receivables, less net cash flow used by investing activities, as adjusted to exclude cash used by investments and business acquisitions. For a reconciliation of free cash flow to the most directly comparable GAAP financial measure, GAAP cash flow, please see Part II, Item 7 of our 2012 10-K.

•
Capital Bonus Plan: Based on the strong performance of our capital projects, each of the named executive officers earned a bonus based on 2012 performance under our capital performance bonus plan equal to 71% of the maximum amount payable, consistent with the bonus targets established by the Executive Compensation Committee at the beginning of 2012. The capital bonus represents a much smaller percentage of the overall bonus for the named executive officers than the operating bonus.

•
New Performance Share Plan: The Executive Compensation Committee redesigned our Long-Term Incentive Plan (LTIP) by instituting a new Performance Share Plan that took effect in 2012 to replace time-vested restricted stock awards. For the 2012-2014 performance share plan cycle, the performance share awards constituted half of our LTIP equity shares granted to the named executive officers (approximately 80% of the grant value) in combination with stock option grants for the remainder.

Notable Pay Practices

We continue to adhere to the following pay practices that reflect our compensation philosophy:

•	Pay for Performance. To align our named executive officers' compensation with the interests of our stockholders, a substantial portion of their compensation is "at risk" and performance-based;

•	No Employment Agreements. Except for the employment offer letter with our newly appointed Chief Financial Officer, we currently do not have employment agreements with any executive officers;

•	No Severance Benefits. We currently do not provide contractual change in control or severance benefits to any executive officer;

•
Stockholder Approval for Severance Benefits. We have a policy that we will not enter into any severance agreement with an executive officer that provides severance benefits in excess of 2.99 times that executive’s most recent annual salary plus bonus, without stockholder approval;

•
Double-Trigger Vesting Acceleration. We have adopted double-trigger vesting acceleration in the event of a change in control for equity awards made in 2012 and going forward. Award agreements will provide that upon a change in control, the awards will become fully vested only if the acquirer does not agree to assume the awards. If the awards are assumed, they will become fully vested only in the event the executive's employment is terminated by the acquirer without cause or the executive terminates his or her employment for good reason within one year following the change in control;

•	Claw-back Policy. We have a policy for "clawing back" bonuses paid to executive officers under certain circumstances;

•	No Tax Gross-ups. We do not make gross-up payments to cover our executives’ personal income taxes that may pertain to any of the moderate perquisites we offer;

•	Equity Ownership Guidelines. We have officer and director equity ownership guidelines that we expect our officers and directors to meet within five years of accepting a covered position;

•
No Hedging Company Stock. Our insider trading policy prohibits our directors, named executive officers and other key executive officers from hedging the economic interest in the Company securities that they hold; and

•	Independent Compensation Consultant. The Committee's consultant is retained directly by the Committee and performs services solely in support of the Committee.

Committee Consideration of the Company's 2012 Say-on-Pay Vote

At our 2012 Annual Meeting of Stockholders, we asked our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in our 2012 Proxy Statement. Safeway's 2012 management say-on-pay proposal received the approval of approximately 51% of the votes cast at the 2012 Annual Meeting. Safeway's 2011 management say-on-pay proposal had received the approval of approximately 53% of the votes cast at the 2011 Annual Meeting of Stockholders.

Prior to and following the 2011 Annual Meeting, we engaged in extensive stockholder outreach regarding our executive compensation program. We made phone calls to most of our top 30 institutional stockholders offering to discuss our executive compensation programs and any concerns or issues these stockholders might have, and offering to meet in person with whichever of these stockholders was willing to do so. We held in-person meetings with some stockholders and engaged in substantive phone conversations with many others. We also engaged in extensive stockholder outreach regarding our executive compensation program prior to and following the 2012 Annual Meeting.

Following the voting results on our 2011 management say-on-pay proposal, and based on feedback from our stockholder engagement efforts, input from the independent consultant to the Executive Compensation Committee and input from management, the Committee made certain changes to our LTIP program that impacted both the structure and value of awards made in 2012. Prior to the 2012 say-on-pay vote, many stockholders reported to us that they were pleased with the adoption of the LTIP for 2012 and going forward (see below), but that they felt obligated to vote only on the 2011 compensation program. In light of these comments and other favorable reviews of the 2012 compensation program, the Committee decided to maintain the structure of the 2012 compensation program going forward.

Performance Share Awards

For 2012 and going forward, the Committee adopted a new type of LTIP equity award with a value that is tied to our financial performance. The purpose of the design change was to help advance the goals of our Compensation Objectives and Philosophy, as described below.

In 2012, our named executive officers were granted a mix of stock options (50% by number, not by value) and performance share awards (50% by number, assuming target level performance). Based on this split between stock options and performance shares, approximately 80% of the grant value of the LTIP awards is expected to come from the performance share awards. The options vest at the rate of 25% per year over four years. The performance share awards will be earned and vested based on our achievement of specified business performance criteria (specifically, relative earnings per share goals determined on a compound annual growth basis, as discussed in more detail on page 32 of this Proxy Statement), at which time the named executive officer will receive a specified number of shares of our common stock for the earned award, if any. The performance share awards specify a minimum performance level that must be achieved in order for the named executive officer to receive any shares and a target number of shares that will be received upon achievement of target levels. If our performance exceeds the target performance goals, the named executive officer may receive additional shares above the target number, subject to a specified maximum contained in the award.

As indicated in our 2012 Proxy Statement, for the initial three-year performance period under the performance share award program (2012-2014 cycle), performance shares (if earned) will be distributed after the end of each of the first, second and third years of the performance period based on financial performance targets for each of these interim periods. Based on our earnings per share growth relative to the earnings per share growth of the companies in the S&P 500 for the first year of the performance period (January 1, 2012 through December 29, 2012) as set forth in the table below, we expect that our named executive officers will be issued performance shares for the first year of the performance period equal to 100% of target. The 2012-2014 awards are included in the 2012 Stock Awards column of the Summary Compensation Table and in the Grants of Plan-Based Award Table and Outstanding Equity Awards at Fiscal Year-End Table.

	EPS Growth Rate Relative to S&P 500	Performance Shares To Be Earned (% of Target)*
Minimum Performance	80% of median EPS growth rate for S&P 500	50%
Target Performance	Median EPS growth rate for S&P 500	100%
Maximum Performance	EPS growth rate that would place Safeway in top quartile of S&P 500	200%
Actual Performance	Above median	100%

*For the first two interim periods of the 2012-2014 performance share award plan, the number of performance shares that may be issued is capped at 100% of target.

Pay for Performance

Pay for performance is a fundamental part of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives' efforts and achievements with our stockholders' interests. A significant portion of each executive's target total direct compensation (salary + target annual bonus + long-term equity grant value) varies according to our financial performance. For 2012, the percentages of such variable compensation for our named executive officers were as follows:

Named Executive Officer	2012 Variable Portion of Target Total Direct Compensation
Steven A. Burd	85%
Robert L. Edwards	83%
Diane M. Dietz	78%
Bruce L. Everette	76%
Larree M. Renda	75%

CEO Compensation -- Peer Group Comparison

According to survey data reviewed by the Committee, Mr. Burd's 2011 compensation (the last year comparative data was available) was at or near the bottom half of our compensation peer group in most categories.

•	His actual total cash (salary + bonus) placed him at the 64th percentile;

•	His actual LTIP grant value placed him at the 38th percentile; and

•	His actual total direct compensation (total cash + LTIP) placed him at the 39th percentile.

As noted earlier in this Proxy Statement, Mr. Burd intends to retire as CEO effective as of May 14, 2013.

CEO Compensation and Total Shareholder Return

Our compensation practices over the last five years have led to a close relationship between Mr. Burd's total reported compensation and the Company's Total Shareholder Return (stock price appreciation + dividends invested). The chart below compares Mr. Burd's total compensation, as reported in our Proxy Statements, to the Company's Total Shareholder Return (TSR) since 2008. We use TSR indexed at 100 in 2008, matched to Mr. Burd's total reported compensation for that year, and show how TSR and total compensation have tracked against each other through 2012.

CEO's Total Reported Compensation vs. Total Shareholder Return

Indexed TSR
100
90
80
70
60
50
40
Total Compensation (000s)
$13,000
$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000

	2008	2009	2010	2011	2012
Total Compensation (000s)	$13,527	$10,902	$10,995	$11,499	$11,343
Indexed TSR	100	91.27	98.46	94.68	84.49

The chart shows that for most of this five-year period, Mr. Burd's total reported compensation tracked at or below the corresponding TSR measure.

During most of this five-year period, Mr. Burd received his long-term equity compensation primarily in the form of stock option grants. Institutional Shareholder Services (ISS) uses a different methodology (involving what we believe to be unusual Black-Scholes inputs) to calculate the value of stock option grants, which have led to valuations sometimes higher than our reported numbers. We have discussed our criticism of the ISS methodology in previous Proxy Statements. In any event, we do not believe the ISS valuations lead to a materially different conclusion.

CEO Compensation -- Reported vs. “Realizable”

Because a significant portion of Mr. Burd's total compensation over the last five years was in the form of stock option grants, a large portion of this compensation is not the same as cash or even “in the money.” It is useful to understand this difference between reported compensation and “realizable” compensation. For this purpose, we define “realizable” as follows:

“Realizable” for purposes of the chart below = the sum of the following numbers:
•salary
•annual bonus
•pension change
•other compensation
•gains realized on restricted stock or options granted in that year

•	value of remaining restricted stock and in-the-money options granted in that year, both vested and unvested (for performance shares, we are assuming target performance is achieved)

Using our closing stock price on the March 15, 2013 Record Date of $24.91, this is how Mr. Burd's realizable compensation compares to his reported compensation over the last five years. Over this period, his realizable compensation represents just under 54% of his reported compensation.

CEO's Total Reported Compensation vs. Realizable Compensation

$13,000,000
$11,000,000
$9,000,000
$7,000,000
$5,000,000
$3,000,000
$1,000,000

	2008	2009	2010	2011	2012
Total Reported Comp	$13,527,275	$10,901,895	$10,994,903	$11,498,595	$11,343,479
Realizable Comp	$ 2,256,941	$ 9,277,665	$ 2,807,955	$ 6,339,551	$10,676,575
Variance	$11,270,334	$ 1,624,230	$ 8,186,948	$ 5,159,044	$ 666,904

Mr. Burd's "realizable" compensation increased in 2012 because, based on comments from stockholders, the Committee redirected our LTIP so that the majority of Mr. Burd's LTIP value was awarded in performance shares rather than stock options.

This year, ISS is introducing the concept of realizable pay into its analysis. ISS' standard research report will show three-year realizable compensation compared to the three-year reported compensation for S&P 500 companies. ISS defines "realizable" as follows:

“Realizable” for purposes of the ISS calculation = the sum of the following numbers:
•salary
•bonus
•pension change
•other compensation

•
value of stock awards made during the measurement period based on the stock price at the end of the period + the target level of any awards made during the measurement period that have not yet been earned

•
net value realized with respect to options granted and exercised during the measurement period + the value of options granted but not exercised during the period using the Black-Scholes option pricing model as of the end of the period.

We note that ISS' definition of realizable pay appears to place more emphasis on pay opportunity than our own definition. However, even using the ISS definition of realizable pay, during the 2010 to 2012 period, Mr. Burd's realizable compensation represents around 72% of his reported compensation.

Compensation Objectives and Philosophy

Our compensation programs for our executive officers are designed to attract and retain excellent managers and to motivate these managers to increase the market value of our stock over the long term. In support of these principal objectives, our compensation programs are designed to:

•	Provide our executives with base salaries, retirement and other benefits and perquisites that are competitive with those provided by other companies with whom we compete for executive talent;

•	Pay annual bonuses that reward our executives for the attainment of our annual financial, operational and strategic goals, when met or exceeded;

•
Grant our executives equity-based compensation that will motivate them to improve our long-term performance and, specifically, to increase our earnings per share and the market value of our stock price over time, in addition to helping retain those executives; and

•	Motivate our executives to improve their individual performances.

In comparison to similar companies, we believe our compensation programs place heavy emphasis on the achievement of Company-wide goals. In addition, a large percentage of our executive compensation is tied to increasing earnings per share and the appreciation of our stock price. We believe both of these points help align the interests of our executives with those of our long-term stockholders, promote the objective of compensating our executives for Company-wide performance and advance our objective of increasing stockholder returns.

Our principal compensation policies are:

•	To provide base salaries in the aggregate that are slightly below the median of our compensation peer group (described below);

•	To set target total cash compensation (salary + target bonus) at, or slightly below, the compensation peer group median to encourage strong performance;

•
To pay performance-based compensation and long-term equity compensation in excess of the compensation peer group median when we outperform others in the industry or other appropriate measurement groups; and

•
To subject a significant portion of each executive’s target total direct compensation (salary + target annual bonus + long-term equity grant value) to variability based on our financial performance. The components of total direct compensation that vary in value based on our financial performance are annual bonuses and long-term equity. In general, these portions of target total direct compensation are progressively greater for more highly-compensated positions. The portions of 2012 target total direct compensation that were variable based on our financial performance for the named executive officers are set forth above.

Our executive compensation program provides a mix of base salary, annual bonuses and long-term equity awards, and also has guidelines for minimum share ownership. We believe our approach of setting targets under our incentive compensation plans based on traditional, measurable metrics assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. The metrics that determine payouts for our executives under our incentive compensation plans are Company-wide metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our long-term stockholders. These payouts are also subject to a cap on the maximum amounts that can be earned in any year. In addition, we believe the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk. We believe this blend of compensation elements provides our executives with the appropriate incentives to create long-term value for our stockholders while taking thoughtful and prudent risks to grow the value of the Company.

Compensation Peer Group

To determine competitive compensation practices, we collect data about the compensation practices at a group of peer companies. This peer group, which is subject to change from time to time based upon industry conditions and availability of data, currently consists of 18 companies in either our own industry or closely related industries, including major grocery retailers, other major retailers and other companies in the food and consumer products industries. Our current compensation peer group is:

Best Buy Co., Inc.	Kohl’s Corporation	SuperValu Inc.
Colgate-Palmolive Company	Limited Brands, Inc.	Target Corporation
Costco Wholesale Corporation	Lowe’s Companies, Inc.	The Gap, Inc.
CVS Caremark Corporation	Macy’s, Inc.	The Home Depot, Inc.
General Mills, Inc.	McDonald’s Corporation	The Kroger Co.
J.C. Penney Company, Inc.	Staples, Inc.	Walgreen Co.

All of these companies, in both the grocery industry and the non-grocery industries, were selected for the compensation peer group because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions. The selected companies are engaged in similar businesses (food and/or drug retailing, other retailing, supply to food retailers). The selected companies have annual sales between $10.1 billion and $120.1 billion or between 0.2 and 2.7 times Safeway's sales of $44.2 billion for fiscal 2012. At the end of 2012, we ranked at approximately the 57th percentile of these peers in annual sales. While the market caps of these companies may vary considerably from our own market cap, we believe that a revenue comparison presents a more accurate picture of job similarity and competitiveness. We have also determined that eliminating the larger market cap companies does not have a material effect on Safeway's competitive positioning in the group.

Peer group data is collected for executive positions so we can determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. In general, we use the medians for comparable positions in the peer group as our competitive benchmarks for setting our pay structure.

Elements of Compensation

The major elements of compensation for our executive officers are:

•	Base salary;

•	Annual bonus;

•	Equity awards, and

•	Retirement benefits

We also provide certain other benefits and perquisites to our executive officers, at levels we believe to be moderate and market competitive (as detailed below).

We believe each of these elements forms an integral part of the overall compensation program and, taken together, these elements serve to achieve our compensation objectives, as follows:

Element	Purpose	Characteristics
Base Salaries
Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; subject to modification for individual performance; not based on Company performance
Annual Bonuses	Reward our executives for meeting or exceeding our annual performance objectives, which, when accomplished, should have the effect of increasing our stock price over time	Opportunities based on the officer’s base salary and competitive levels of total cash compensation; actual earned awards based on achievement against specified goals
Equity Awards	Reward for long-term performance and increases in our stock price; incentive for our executives to increase our market value; retention through service-based vesting (options only)
Annual grants of equity under long-term incentive program with grant values based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the last several years; actual pay delivery based on stock price appreciation and continued service (for stock options) and achievement of performance metrics (for performance share awards)

Retirement Benefits
Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; not performance-based
Perquisites	Reflect security, efficiency or competitive compensation to our executive officers	Based on competitive levels; not performance-based
Other Benefits
Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us
Based on competitive levels; not performance-based

How Compensation is Determined

Base Salaries

Base salaries for executive officers, including our CEO, are based on competitive salary levels and are subject to modification for individual performance. Base salaries are evaluated annually for all executive officers. Together with competitive data, individual factors are also considered, in a subjective manner, in setting base salaries, including the executive’s experience, achievements, leadership, teamwork and value to the Company. Consideration of these individual factors encourages our executives to improve their individual performances.

The base salary of our CEO is determined annually by our Board of Directors. Early in each fiscal year, our

CEO proposes written objectives to the Executive Compensation Committee against which his or her performance in the fiscal year should be measured. At the end of each fiscal year, our Lead Independent Director (currently, T. Gary Rogers) collects information regarding our CEO's performance and discusses relevant issues and matters with him. The Lead Independent Director then reports his findings and discussions to the Executive Compensation Committee, which reviews our CEO's salary each year. The Committee periodically obtains information regarding the compensation of the CEOs of our peer group companies. The Committee then meets, without our CEO present, and makes a recommendation to the Board regarding our CEO's base salary for the next fiscal year. The Board subsequently meets, without our CEO present, and conducts a formal performance review of our CEO and sets his or her base salary for the next fiscal year. The Lead Independent Director then meets with our CEO, conveys the views of the Board and informs him or her of his or her salary for the year.

With respect to our other named executive officers, the Committee obtains compensation data concerning comparable positions at our peer group companies, which it reviews with our CEO. Our CEO assesses the individual performance of each executive and proposes the base salaries for the other named executive officers. The Committee then sets these salaries. The procedure is similar for our other executive officers. As in its other work, the Committee is assisted by its independent compensation consultant. The salaries for our executive officers are at approximately the median of the peer group.

As CEO, Mr. Burd’s duties and responsibilities have been unique compared to those of the other named executive officers. These responsibilities have included overall responsibility for the strategic direction, management and operation of the Company. As a result, Mr. Burd’s base salary, bonus and equity compensation have been materially greater than those of the other named executive officers. As noted earlier in this Proxy Statement, Mr. Burd intends to retire as CEO effective as of May 14, 2013.

Annual Bonuses

The primary purpose of our bonus programs is to motivate our executives to meet or exceed Company-wide performance goals, particularly on a short-term basis, which is intended to increase our market value. We believe bonus programs at certain levels are necessary for competitive purposes to attract and retain desirable executives, and the fact that executives must be employed by us at the end of the fiscal year in order to be eligible for a bonus assists in retention.

We have two bonus plans: the Operating Bonus Plan and the Capital Bonus Plan. All executive officers participate in the Operating Bonus Plan. Only those executive officers who participate in capital investment decisions participate in the Capital Bonus Plan. The executive officers currently participating in the Capital Bonus Plan include the CEO, the President, the Executive Vice Presidents, the Senior Vice President of Real Estate and Engineering and the Senior Vice President of Supply Operations. Bonuses are typically paid in March, after the results of the prior fiscal year have been certified by the Committee.

Operating Bonus Plan

Under the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (the “Operating Bonus Plan”), the Committee sets an operating performance threshold for a fiscal year at the beginning of that fiscal year. If that threshold is not met, no bonuses are paid under the Operating Bonus Plan. If that threshold is met, each participating executive officer is eligible to receive a bonus pursuant to the criteria established by the Committee at the beginning of the year. At the beginning of the year, the Committee develops a matrix made up of two important operating performance metrics, with increasingly higher bonus amounts payable as higher operating performance metrics are achieved. In past years, the operating performance metrics have included earnings per share, identical-store sales growth, volume growth, operating profit and net income. For 2012, the operating performance metrics used in the matrix were identical-store sales growth and net income.

We undertake an annual planning process that culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for operating performance for the following fiscal year. If the operating performance threshold is met, the Committee determines the amount of any operating bonuses to be paid, in terms of a percentage of the maximum bonus amount allowed (which can include 0%). The target level for Company operating performance generally produces an Operating Bonus Plan payment of 50% of the maximum bonus amount allowed. In determining whether the operating performance threshold has been met, the Committee is empowered to make adjustments for specified corporate events.

Upon hire or promotion (and subject to adjustment periodically), each executive officer is assigned a percentage of base salary that represents such officer’s maximum bonus payment under the Operating Bonus Plan. For example, for our 2012 fiscal year, the CEO was eligible to earn a maximum bonus payment under the Operating Bonus Plan equal to 170% of his annual base salary. Thus, if the Committee determined to pay 100% of the maximum bonus under the Operating Bonus Plan award for that fiscal year, the CEO would be paid a bonus equal to 170% of his annual base salary (but in no event more than $3 million); if the Committee determined to pay 50% of the maximum bonus, the CEO would be paid a bonus equal to 85% of his annual base salary. Because the CEO's duties and responsibilities have been unique compared to those of the other executive officers, his maximum bonus was set at a higher percentage of annual base salary. For other executive officers, the percentage of annual base salary is smaller, due to our belief that higher ranking officers should have more of their compensation at risk. For example, the President is eligible to earn a maximum bonus payment under the Operating Bonus Plan equal to 120% of his annual base salary, and the other named executive officers are eligible to earn a maximum bonus payment under the Operating Bonus Plan equal to 95% of their annual base salaries. These percentages are established based on a review of competitive compensation levels and may be modified by individual or Company-specific circumstances. Individual factors are considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company, in establishing these percentages, but no one factor is determinative or carries any particular weight. We generally do not set individual performance targets for our executive officers under our bonus plans.

Based on our actual results for our 2012 fiscal year, which reflected operating profit of $1,104 million, our performance exceeded the threshold of operating profit performance under the Operating Bonus Plan, which was $356 million. Based on the results set forth in the table below, consistent with the goals established by the Committee at the beginning of the year, the Committee determined the CEO and each of the other named executive officers would be paid 37% of the maximum bonus under the Operating Bonus Plan.

2012 Operating Bonus Plan Goals and Payouts

	Identical-store Sales (excluding fuel)	Net Income (in millions)	Operating Bonus Plan Payout
Minimum Performance	Below 0.0%	Below $534	0%
Target Performance	2.0%	$560	50%
Maximum Performance	3.5%	$586	100%
Actual Performance	0.5%	$566	37%

(Note: because the Committee uses a matrix for identical-store sales and net income, other combinations of these factors may result in similar or different payouts.)

Capital Bonus Plan

Because the successful investment of capital is an important part of our business, we have a second bonus plan for measuring performance in this area. The executive officers who are responsible for making capital investment decisions, including the CEO, are eligible for capital performance-based bonus awards under the Amended and Restated Capital Performance Bonus Plan for Executive Officers and Key Employees of Safeway Inc. (the “Capital Bonus Plan”). This bonus compensation is contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally is measured in periods occurring during the first and third fiscal years following the completion of a particular project. In determining whether the performance goals have been achieved, the Committee is empowered to make adjustments for specified corporate events.

Under the Capital Bonus Plan, in addition to one or more objectively determinable performance goals, the Committee establishes targeted rates of return early in the fiscal year with respect to projects that will be reaching the first or third anniversaries of their completion dates during such fiscal year. These targeted rates of return will generally correspond to the expected internal rate of return at the time the capital project is approved by the Company. The threshold under the Capital Bonus Plan will represent a lesser rate of return, and the maximum will represent a greater rate of return. With respect to first- and third-year projects, if both the performance goal(s) and the capital performance threshold are met for the year of measurement, the CEO and other participating executive officers will be eligible to receive a bonus. Because capital investment is a significant part of our business, the Capital Bonus Plan is intended to encourage our executive officers to make prudent capital investment decisions that produce superior returns.

As described above with respect to the Operating Bonus Plan, each participating executive officer has a bonus potential under the Capital Bonus Plan that is expressed as a percentage of that officer’s annual base salary. This percentage is established at a level intended to emphasize the importance of successful returns on capital spending to the Company. For example, in the case of the named executive officers who participate in the Capital Bonus Plan, the maximum bonus payable to each such officer under the Capital Bonus Plan is 30% of such officer’s annual base salary (but in no event more than $500,000 in the case of the CEO and $350,000 in the case of the other named executive officers). These percentages are established based on a review of competitive compensation levels, as may be modified by individual or Company-specific circumstances. Individual factors are considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company, but no one factor is determinative or carries any particular weight. If the performance goal(s) or the return on invested capital performance threshold for a performance period is not met, no bonuses are paid under the Capital Bonus Plan for that period. If both the performance goal(s) and the return on invested capital performance threshold for a performance period are met under the Capital Bonus Plan, then the Committee examines the extent to which the performance threshold has been exceeded and determines the percentage of the maximum bonus that is payable to the eligible executive officers for that fiscal year based on a pre-established formula. The payout percentage under the Capital Bonus Plan is generally the result of a mathematical straight-line calculation. The actual bonuses payable to each executive may be less (but not more) than the maximum bonus amount determined pursuant to the formula, as the Committee retains the discretion to reduce or eliminate the bonus amount otherwise payable.

With respect to our 2012 fiscal year, operating profit was selected as the objectively determinable performance goal under the Capital Bonus Plan and was set at $356 million (subject to adjustments for unusual items). Based on the results measured for our 2012 fiscal year, which reflected operating profit of $1,104 million and the weighted-average returns on assets set forth in the table below, the Committee determined that the CEO and other participating executive officers would be paid a capital performance-based bonus for our 2012 fiscal year with respect to measured first- and third-year projects in an amount equal to 71% of the maximum allowable bonus.

2012 Capital Bonus Plan Goals and Payouts

	Weighted-Average Return on Assets -- First-Year Projects	Weighted-Average Return on Assets -- Third-Year Projects	Payout -- First-Year Projects*	Payout -- Third-Year Projects*
Minimum Performance	12.5%	19.8%	0%	0%
Target Performance	14.9%	23.3%	50%	50%
Maximum Performance	17.2%	26.8%	100%	100%
Actual Performance	17.9%	22.5%	100%	42.9%

*The actual payout under the Capital Bonus Plan is the mathematical average of the payouts for the first- and third-year projects (71% for 2012).

We believe the target total cash compensation (base salary + target bonus) for our executive officers averages below the median of our peer group. Target bonus is the amount that normally would be awarded for meeting goals and is generally 50% of the maximum bonus award.

Equity

Until 2012, we historically granted to our executive officers two forms of equity compensation: stock options and restricted stock. Starting in 2012, performance share awards replaced restricted stock as a component of our LTIP. We also have granted to certain of our executive officers restricted stock awards with respect to the stock of Blackhawk.
Stock Options

Under the LTIP, the Committee has historically made annual grants of stock options to all executive officers based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the prior several years. The Committee determines appropriate amounts of long-term incentive compensation to be paid to the CEO, the President, the Executive Vice Presidents and the Senior Vice Presidents by examining competitive data ranges of compensation levels around the median compensation peer group level and the value of Company stock options. The Committee also considers individual factors, in a subjective manner, in determining amounts of long-term incentive compensation, including the executive’s experience, achievements, leadership, teamwork and value to the Company. Our total direct compensation to executives in 2012 (total cash + the grant date value of these equity awards) was below the median of the peer group.

All of our stock option grants to our executive officers since 2003 have vested at the rate of 20% per year over five years. Starting in 2012, stock options granted to our executive officers vest at the rate of 25% per year over four years. From

2003 through 2008, stock options were granted with a term of six years. Beginning in 2009, stock options were granted with a term of ten years to provide a longer period for measuring and rewarding performance. Our options are granted with a per share exercise price equal to the closing price of our stock on the grant date, as determined under our equity plan (currently the 2007 Equity Plan for our CEO and the 2011 Equity Plan for all other executive officers). We believe stock options provide an incentive for our executives to increase the Company’s market value, as represented by our stock price, and also provide an important retention tool through service-based vesting.

The Outstanding Equity Awards at Fiscal Year-End Table elsewhere in this Proxy Statement shows the stock option grants made to the named executive officers in the 2012 fiscal year.

Performance Share Awards

As noted in the Executive Summary to this Compensation Discussion and Analysis, following the voting results on our 2011 management say-on-pay proposal, and based on extensive stockholder engagement, input from the Committee's independent consultant and input from management, starting in 2012, the Committee granted performance share awards to our named executive officers under the LTIP instead of time-vested restricted stock awards. Our named executive officers were granted a mix of stock options (50% by number, not by value) and performance share awards (50% by number, assuming target level performance). As noted above, the Committee determines appropriate amounts of long-term incentive compensation to be paid to the CEO, the President, the Executive Vice Presidents and the Senior Vice Presidents by examining competitive data ranges of compensation levels around the median compensation peer group level and taking into account recent Company performance. The Committee also considers individual factors, in a subjective manner, in determining amounts of long-term incentive compensation, including the executive’s experience, achievements, leadership, teamwork and value to the Company.

Under the performance share award program, the named executive officers will receive annual grants of performance shares, which are measured and realized over a performance period covering three fiscal years. Each performance share will represent the right to receive, if and to the extent designated performance goals within the three-fiscal-year performance period are satisfied, a share of common stock following completion of the performance period. Performance periods will overlap, with a new three-year performance cycle beginning each fiscal year. At the end of each performance period, performance shares will be distributed in shares of Safeway Common Stock based upon the level of achievement of the financial performance target set for that cycle. If we fail to meet threshold performance after three years, no performance shares will be earned and no payout of performance shares will be made with respect to that period. If our performance exceeds the target performance goals, the named executive officer may receive additional shares above the target number, subject to a specified maximum contained in the award. For the initial three-year performance period under the new performance share award program, performance shares (if earned) will be distributed at the end of each of the first, second and third years of the performance period based on financial performance targets for each of those periods. There will be a cap on the number of performance shares that may be distributed at the end of each of the first and second years of this initial three-year performance period, with the opportunity for the named executive officer to earn additional shares above the caps in the third year if the cumulative performance for three years exceeds the level of the caps.
For the fiscal year 2012-2014 performance period, the performance measure under the program is earnings per share determined on a compound annual growth basis (EPS CAGR) compared to the EPS CAGRs of the companies in the S&P 500. The Committee selected EPS CAGR as the performance measure under the performance share award program because earnings per share is an important financial metric in our industry as well as in other industries, and because earnings per share bears a direct relationship to value appreciation for our stockholders. The Committee believes the use of EPS CAGR is appropriate for incentive programs under which performance is measured over multi-year periods, such as the performance share award program.
The performance share award goals are as follows:

•	If our EPS CAGR is less than 80% of the median of the EPS CAGRs of the companies in the S&P 500 during the performance period, no performance shares will be earned;

•	If our EPS CAGR is equal to 80% of the median of the EPS CAGRs of the companies in the S&P 500, 50% of the target number of performance shares will be earned;

•	If our EPS CAGR is equal to the median of the EPS CAGRs of the companies in the S&P 500, 100% of the target number of performance shares will be earned; and

•	If our EPS CAGR is in the top quartile of the EPS CAGRs of the companies in the S&P 500, the maximum number of shares subject to the performance share award will be earned.

•
Notwithstanding our EPS CAGR results, if our TSR during the performance period is negative, then the number of performance shares earned based on our EPS CAGR results will be no more than 100% of the target number of performance shares.

•
Notwithstanding our EPS CAGR results, no performance shares will be earned and awarded above 100% of the target number of performance shares unless our TSR for the performance period equals or exceeds the median TSR of the companies in the S&P 500.

For performance above the threshold but between the benchmarks, the actual number of performance shares that will be earned will be based on a straight-line, mathematical interpolation between the applicable goals. In determining whether the performance goals have been achieved, the Committee is empowered to make adjustments for specified corporate events.
As indicated in our 2012 Proxy Statement, for the initial three-year performance period under the performance share award program (2012-2014 cycle), performance shares (if earned) will be distributed after the end of each of the first, second and third years of the performance period based on financial performance targets for each of these interim periods. Based on our earnings per share growth relative to the earnings per share growth of the companies in the S&P 500 for the first year of the performance period (January 1, 2012 through December 29, 2012) as set forth in the table below, we expect that our named executive officers will be issued performance shares for the first year of the performance period equal to 100% of target. The 2012-2014 awards are included in the 2012 Stock Awards column of the Summary Compensation Table and in the Grants of Plan-Based Award Table and Outstanding Equity Awards at Fiscal Year-End Table.

	EPS Growth Rate Relative to S&P 500	Performance Shares To Be Earned (% of Target)*
Minimum Performance	80% of median EPS growth rate for S&P 500	50%
Target Performance	Median EPS growth rate for S&P 500	100%
Maximum Performance	EPS growth rate that would place Safeway in top quartile of S&P 500	200%
Actual Performance	Above median	100%

*For the first two interim periods of the 2012-2014 performance share award plan, the number of performance shares that may be issued is capped at 100% of target.

Restricted Stock

Historically, we made restricted stock awards only on certain occasions. These occasions were to attract certain new executives and to retain certain executives integral to our success at times when our existing compensation programs were insufficient to ensure retention. (Restricted stock in our Blackhawk subsidiary was awarded for the reasons described below.) From 2009 through 2011, we allowed each executive officer to take the value of his or her LTIP grant by choosing a mix of stock options and restricted stock in increments of 25%. Each executive’s award could be 25% restricted stock, or 50%, 75%, 100% or 0%. For an executive who chose to receive restricted stock, the number of shares of restricted stock granted in lieu of options was based on an exchange ratio of 3.5 options for one share of restricted stock (in 2011). This exchange ratio was chosen to approximate an equivalent grant date value for any mix of options and restricted stock that an executive might elect. Both types of awards were subject to a five-year vesting schedule. As noted above, starting in 2012, performance share awards replaced restricted stock as a component of our LTIP.

In 2012, we granted 100,000 shares of restricted stock to Robert Edwards in connection with his promotion to President and 30,000 shares of restricted stock to Larree Renda in connection with her promotion to manage our Information Technology and Real Estate departments. These awards are included in the Stock Awards column of the Summary Compensation Table for 2012.

Restricted Stock of Blackhawk

Blackhawk is engaged in businesses related to, but different from, our food retail business. Blackhawk provides prepaid products and payment and other services to consumers through a network of retail store locations and various online channels. Our Board of Directors believes Blackhawk is a high-growth business that, because of our ownership interest, could produce significant value to the Company and our stockholders.

In an effort to encourage the growth of Blackhawk for the benefit of the Company and our stockholders, and to retain executives viewed as important to our success, in 2006, the Committee approved a restricted stock program at Blackhawk. Restricted shares of Blackhawk Common Stock were awarded to key Blackhawk executives. In addition, restricted shares of Blackhawk Common Stock were awarded to our executives whom the Committee believes are particularly responsible for the continued and future growth of Blackhawk. In 2009, our Board approved an award of Blackhawk restricted stock to one of our named executive officers, Diane Dietz, who joined the Company in 2008. No grants of Blackhawk restricted stock were made to the named executive officers in 2010, 2011 or 2012.

Retirement Plans

As noted above, we provide retirement benefits to our executive officers so our compensation package can be competitive with those retirement benefits provided by similar companies. Retirement benefits provide some degree of financial stability and certainty for our executives, helping to attract and retain desirable executives.

Retirement, or pension, benefits are provided to our executive officers under the Employee Retirement Plan (the “ERP”), a tax-qualified defined benefit pension plan, and the Retirement Restoration Plans, non-qualified and unfunded defined benefit plans (collectively, the “Retirement Plans”). The Retirement Restoration Plans provide benefits to certain employees, including executive officers, that cannot be paid under the ERP due to Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid under the ERP. The Retirement Restoration Plans also recognize all compensation deferred under our deferred compensation plans for purposes of determining such benefits.

In 2005, our Board approved the terms of a supplemental executive retirement agreement (the “SERP”) for our CEO. The Executive Compensation Committee previously approved and recommended the SERP. In making its recommendation, the Committee reviewed comparative data from approximately 150 public companies and from certain companies in the food industry. The Committee determined that Mr. Burd’s total retirement benefit under the Retirement Plans was below the level of retirement benefits provided to chief executive officers of the companies examined at that time. In order to retain Mr. Burd’s services and to make his retirement benefits comparable to those of other chief executive officers, the Committee approved the SERP, which placed Mr. Burd approximately at the median of the executives examined at that time.

No other executive officer has a supplemental retirement benefit other than the Retirement Restoration Plans. As noted earlier in this Proxy Statement, Mr. Burd intends to retire as CEO effective as of May 14, 2013.
For more detailed discussions of the Retirement Plans and the SERP, please see “Executive Compensation – Post-Employment Compensation – Pension Benefits” later in this Proxy Statement.

Tally Sheets

On at least an annual basis, the Committee reviews tally sheets for each of the named executive officers. These documents collect in one place the total compensation received by each named executive officer, and the compensation each named executive officer would receive under various events, including retirement, termination and change in control. The Committee reviews these tally sheets so it understands how these various events would affect the compensation received by these officers; however, the Committee has not historically used tally sheets to generally evaluate how each compensation element fits into our overall compensation objectives.

Other Elements of Compensation

Deferred Compensation Plans
We have two deferred compensation plans in which eligible officers, including executive officers, may participate. The plans allow the officer to defer salary or bonus and to have these funds mirror the investment performance of a selection of mutual funds. We do not contribute funds to the individual accounts of our executive officers under the deferred compensation plans. We are responsible for making payments under the plans on designated distribution dates.
For more detailed discussions of the deferred compensation plans, please see “Executive Compensation – Post-Employment Compensation – Non-Qualified Deferred Compensation” later in this Proxy Statement.
Perquisites

Corporate Aircraft. Based on the analysis of an independent security advisor, our Board has directed that Mr. Burd will ordinarily use Company aircraft for all air travel, both business and personal, including his immediate family when they are accompanying him. The Board has set guidelines to limit the incremental cost to the Company of the corporate aircraft based on Mr. Burd’s personal use. Incremental cost is calculated on the basis of our variable operating costs, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other variable costs. Making Company aircraft available to Mr. Burd allows him to efficiently and securely conduct business during both business and personal trips. The Board believes that the value to the Company of making Company aircraft available to Mr. Burd, in terms of safety, security and efficiency, is greater than the incremental cost we incur to make the aircraft available to Mr. Burd. Other executive officers are generally discouraged from making personal use of Company aircraft, either by taking personal trips or by having non-business passengers accompany them on business trips.

Company-Provided Automobile. For security purposes, we provide ground transportation for Mr. Burd’s commuting and business purposes. The commuting use is reflected as a perquisite for calculating Mr. Burd’s compensation in the tables set forth in this Proxy Statement. No other executive officer makes use of Company-provided ground transportation for non-business purposes.

Home Security System. For security reasons, we have installed home security systems at Mr. Burd’s residences. No other executive officer has a Company-provided home security system.

Financial Planning. We make available to our executive officers the services of a financial planning firm. The firm offers services, paid for by us, valued at $15,000 for the executive’s first year with the firm, and $10,000 for each year after the first year. The executive is responsible for income taxes on any services provided through this program. Some executives, including Mr. Burd, have decided not to participate in this program.

We believe the perquisites described above are necessary and appropriate for reasons of Company security, efficiency or to provide competitive compensation to our executive officers. As noted above, we do not make gross-up payments to cover our executives’ personal income taxes that may pertain to any of the perquisites we offer.

As noted earlier in this Proxy Statement, Mr. Burd intends to retire as CEO effective as of May 14, 2013.

Death Benefits

We provide modest death benefits to executives who are Senior Vice Presidents or higher under the Retirement Restoration Plans. Approximately 40 of our current executives are eligible for these death benefits. (For a detailed description of these benefits, please see “Executive Compensation – Post-Employment Compensation – Pension Benefits” later in this Proxy Statement.) We believe these benefits help make our overall compensation package competitive and that they are reasonable within the overall structure of our compensation programs. In December 2008, our Board amended the special death benefit under the Retirement Restoration Plans to eliminate the post-retirement death benefit for any then-current employees below the level of Senior Vice President who are promoted to the position of Senior Vice President or higher on or after December 15, 2008, and for any new employees who join the Company on or after December 15, 2008.

Other Employee Benefits

We also provide other customary employee benefits so that our overall compensation package is competitive. As of January 1, 2012, we pay for life insurance for each corporate employee (including executive officers) in an amount equal to the employee's annual salary, up to a maximum of $500,000. The employee is responsible for the income tax for any amount exceeding $50,000 in coverage. We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees.

Change in Control

We have not historically entered into severance or change in control agreements with our executive officers providing for cash payments in the event of the executive’s termination, whether such termination is voluntary, for cause or otherwise. We believe that equity-based compensation motivates our executive officers to increase the market value of our stock and sufficiently aligns our executives’ interests with those of the Company and our stockholders.

Our equity agreements have historically provided that all unvested stock options and restricted stock accelerate and vest in the event the Company undergoes a change in control. In keeping with our belief that our employees are directly responsible for the market value of our Common Stock, we believed it was appropriate to reward our employees with the full value of their equity awards in the event of a change in control of the Company. However, starting in 2012, our equity agreements provide for double-trigger acceleration of vesting upon a change in control. Specifically, upon a change in control, an equity award will become fully vested only if the acquirer does not agree to assume the award. In addition, if the award is assumed, it will become fully vested only in the event the executive's employment is terminated by the acquirer without cause or the executive terminates his or her employment for good reason within one year following the change in control.

The outstanding shares of restricted Blackhawk Common Stock do not accelerate in the event of a change in control of the Company or Blackhawk.

Other Compensation Policies

Timing of Stock Option Grants

It has been our long-standing practice to set the exercise price for stock options at the closing trading price for our Common Stock on the date of grant. Our policy is to select option grant dates for existing executive officers under the LTIP program that are the first day of our insider trading window period after the Committee meeting approving such grants, with the exercise price to be set at the closing trading price on that day.

Our policy is that option grant dates for newly hired executive officers are the first business day of the calendar month following the first date of employment. Our policy for newly promoted executive officers is that option grant dates are the first day of our insider trading window period following the fiscal quarter in which such promotion occurred.

The Committee has the sole authority to make stock option grants to executive officers. The Committee generally will authorize grants to such officers only at a meeting, and the option grant dates selected will be no earlier than the date of the meeting.

Equity Ownership Guidelines

As discussed above, we have established guidelines for stock ownership by our executive officers. We believe these guidelines, which are set forth in our Corporate Governance Guidelines, further link the interests of our executives and stockholders. Under these guidelines, the multiple of annual base salary to be owned in stock depends on the executive’s role in the Company, as follows:

Position	Multiple of Base Salary
CEO	10x
President	4x
Executive Vice President	4x
Senior Vice President	2x

The executive officers had or will have until the year 2011 or five years from the date of assuming the position (whichever is later), to meet these guidelines.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain of the named executive officers to $1 million annually. Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Amounts paid under our bonus plans and stock options and performance shares granted pursuant to the LTIP may be intended to constitute “qualified performance-based compensation” and generally will be fully deductible for tax purposes if the requirements of Section 162(m) are satisfied. Salary and restricted stock awards, including Blackhawk restricted stock, are subject to the Section 162(m) $1 million deduction limit. We consider the tax deductibility of any element of executive compensation as a factor in our overall compensation program. It is our intent to qualify all compensation paid to our top executives, where practicable under our compensation policies, for deductibility under the Section 162(m) limits in order to maximize our income tax deductions. However, the Executive Compensation Committee may approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid.

Recoupment Policy

In 2009, we adopted a policy that if an executive officer engages in ethical misconduct that causes a material restatement of our financial statements that affects a financial metric used to calculate bonuses, then the Executive Compensation Committee will have the discretion to determine whether recoupment of the portion of any bonus paid to an executive officer within the preceding three years that would not have been paid had there been no ethical misconduct and no restatement of the financials is appropriate under the particular facts and circumstances. The recoupment policy does not apply if the Committee determines that, after making appropriate adjustments to the performance targets for the affected years, any changes in bonus amounts payable based on the restated financial results effectively offset one another.

The following Report of the Executive Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the 2012 10-K, for filing with the SEC.

Executive Compensation Committee:

Arun Sarin, Chair
Frank C. Herringer
Kenneth W. Oder
T. Gary Rogers

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal years ended December 29, 2012, December 31, 2011 and January 1, 2011. The named executive officers are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers. Columns specified in the SEC rules are omitted where there is no amount to report.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)(3)	Option Awards (2)(4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Steven A. Burd, Chairman and Chief Executive Officer (8)	2012	$1,500,000	$5,659,981	$1,313,513	$1,265,025	$1,431,694	$173,266	$11,343,479
	2011	$1,500,000	$—	$6,130,000	$2,202,000	$1,529,044	$137,551	$11,498,595
	2010	$1,491,173	$370,050	$7,100,000	$750,000	$1,090,548	$193,132	$10,994,903
Robert L. Edwards, President and Chief Financial Officer (9)	2012	$840,552	$3,126,823	$318,132	$534,862	$83,782	$89,506	$4,993,657
	2011	$682,987	$1,416,626	$452,088	$638,935	$41,620	$68,013	$3,300,269
	2010	$675,254	$2,239,271	$—	$320,746	$42,977	$33,017	$3,311,266
Diane M. Dietz, Executive Vice President and Chief Marketing Officer	2012	$696,525	$1,370,823	$318,132	$394,129	$41,294	$43,906	$2,864,809
	2011	$690,101	$1,416,626	$452,088	$645,590	$23,261	$37,586	$3,265,252
	2010	$685,076	$559,812	$1,570,875	$325,411	$18,386	$9,979	$3,169,539
Bruce L. Everette, Executive Vice President, Retail Operations (10)	2012	$673,939	$1,370,823	$318,132	$381,349	$609,474	$45,918	$3,399,635
	2011	$657,625	$1,888,849	$—	$615,208	$570,687	$35,988	$3,768,357
	2010	$654,310	$—	$2,094,500	$310,797	$448,564	$2,156	$3,510,327
Larree M. Renda, Executive Vice President	2012	$770,829	$1,897,623	$318,132	$436,173	$557,571	$59,156	$4,039,484
	2011	$690,579	$1,416,626	$452,088	$646,036	$470,609	$47,586	$3,723,524
	2010	$687,098	$559,812	$1,570,875	$326,371	$340,611	$19,979	$3,504,746
__________________________________________

(1)
This amount is the named executive officer’s base compensation, which consists of the regular weekly base salary rate, excluding moving expenses, bonus pay and other payments that are not considered part of the computation of regular weekly salary rate, multiplied by the number of weeks worked during 2012, 2011 and 2010. This amount also includes amounts earned but deferred at the election of the executive officer under our Executive Deferred Compensation Plans. See the discussion of the Executive Deferred Compensation Plans under “Executive Compensation – Post-Employment Compensation – Non-Qualified Deferred Compensation” later in this Proxy Statement.

(2)	The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the named executive officer.

(3)
This amount consists of the aggregate grant date fair value of performance share awards and restricted stock in fiscal years 2012, 2011 and 2010, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Compensation – Stock Compensation.” The performance share awards granted in 2012 are subject to achievement of financial performance targets as described under the caption “Executive Compensation - How Compensation is Determined - Equity - Performance Share Awards” earlier in this Proxy Statement. The aggregate grant date fair value of the performance share awards is based on the probable outcome of the performance conditions as of the grant date. Actual payments will be based on our actual performance. The range of payments under the performance share awards granted in fiscal 2012 is set forth below.

Name	Threshold Amount	Target Amount (Reported)	Maximum Amount
Steven A. Burd	$2,829,991	$5,659,981	$11,319,962
Robert L. Edwards	$685,412	$1,370,823	$2,741,646
Diane M. Dietz	$685,412	$1,370,823	$2,741,646
Bruce L. Everette	$685,412	$1,370,823	$2,741,646
Larree M. Renda	$685,412	$1,370,823	$2,741,646

(4)
This amount consists of the aggregate grant date fair value of grants of stock options in fiscal years 2012, 2011 and 2010, as applicable, computed in accordance with FASB ASC Topic 718. All options granted to the named executive officers in 2012, 2011 and 2010 have an exercise price equal to the closing sale price of our Common Stock on the date of grant. Options granted in 2012 become exercisable in annual cumulative installments of 25% of the number of options granted over a four-year period, and options granted in 2011 and 2010 become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period. All such options have a ten-year term. Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of our Common Stock, overall market conditions and the continued employment of the named executive officer. There can be no assurance that the amounts reflected in such calculation will be achieved. Also see Note I to the Consolidated Financial Statements in the 2012 10-K for an explanation of the assumptions made by us in the valuation of these stock option awards.

(5)
This amount consists of the cash bonuses awarded under our Operating Bonus Plan and our Capital Bonus Plan to each of the named executive officers for 2012, 2011 and 2010, as applicable. The amounts disclose the actual bonuses earned for 2012, 2011 and 2010 performance which were paid in March 2013, March 2012 and March 2011, respectively, and do not reflect the amounts shown in the Grants of Plan-Based Awards Table below. These amounts also include amounts earned but deferred at the election of the executive officer under our Executive Deferred Compensation Plans. Additional explanation of the non-equity incentive plan compensation amounts paid can be found under the caption, “Compensation Discussion and Analysis – Elements of Compensation – Bonuses” earlier in this Proxy Statement.

(6)
This amount shows the change in pension value in fiscal years 2012, 2011 and 2010, as applicable. There were no above-market or preferential earnings for any of the named executive officers in fiscal years 2012, 2011 or 2010 under our Executive Deferred Compensation Plans.

(7)
This amount consists of all other compensation for the named executive officers. Included are amounts reflecting the aggregate incremental cost to the Company of providing personal use of Company aircraft to the named executive officers. Such aggregate incremental cost is calculated on the basis of the additional variable operating costs to us, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs, resulting from such personal use. Fixed costs, which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips, are excluded from the calculation of incremental cost. Pursuant to a resolution of the Board of Directors, Mr. Burd, as our Chief Executive Officer, is to use Company aircraft for all air travel, both business and personal, for security reasons. For 2012, our aggregate incremental cost related to Mr. Burd’s personal use of Company aircraft was $131,488. There were no incremental costs for personal use of Company aircraft for the other named executive officers. In 2012, this amount also includes $8,698 with respect to Mr. Burd’s commuting use of a Company-leased automobile, calculated by allocating the total costs associated with operating the vehicle on a proportionate basis between Mr. Burd’s business and personal uses. No other named executive officer makes use of a Company-provided automobile for non-business purposes. This amount further includes the 2012 capitalized amount of $6,584 related to security equipment installed in Mr. Burd’s residences, as well as $19,005 for service, repair, parts and back-up equipment required for the installation of the security equipment.  The monthly maintenance charges related to Mr. Burd’s home security are paid by Mr. Burd and are not reimbursed by us.  No other named executive officer has a Company-provided home security system.  For Ms. Renda, 2012 includes our cost for financial planning services provided by a financial planning firm. Included for all named executive officers are dividends earned on restricted stock.

(8)
Mr. Burd also serves on the Board; however, he does not receive additional compensation for his service as a director. Mr. Burd intends to retire as Chief Executive Officer and as a director effective May 14, 2013.

(9)
On April 9, 2012, Mr. Edwards was promoted to the position of President. He continued to serve as Chief Financial Officer during all of fiscal 2012. Peter J. Bocian joined the Company as Executive Vice President and Chief Financial Officer effective as of February 19, 2013.

(10)	Mr. Everette intends to retire as Executive Vice President, Retail Operations effective as of May 1, 2013.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for each named executive officer with respect to all grants of plan-based awards in the fiscal year ended December 29, 2012.

Name	Date of Executive Compensa-tion Committee Action	Grant Date(1)	Plan(2)	Est Future Payouts Under Non-Equity Incentive Plan Awards (3)			Est Future Payouts Under Equity Incentive Plan Awards (6)			All Other Stock Awards: Number of Shares of Stock or Units (7)	All Other Option Awards: Number of Securities Underlying Options (8)	Exercise or Base Price of Option Awards ($/Sh)(9)	Grant Date Fair Value of Stock and Option Awards (10)
				Threshold (4)	Target (4)	Maximum (5)	Threshold	Target	Maximum
Steven A. Burd	2/14/2012	3/8/2012	2007 Equity Plan								273,341	$21.51	$1,313,513
	2/14/2012	3/12/2012	2007 Equity Plan				136,671	273,341	546,682				$5,659,981
			Operating Bonus Plan	$—	$1,275,000	$2,550,000
			Capital Bonus Plan	$—	$225,000	$450,000
Robert L. Edwards	2/14/2012	3/8/2012	2011 Equity Plan								66,203	$21.51	$318,132
	2/14/2012	3/12/2012	2011 Equity Plan				33,101	66,202	132,404				$1,370,823
	7/10/2012	7/10/2012	2011 Equity Plan							100,000			$1,756,000
			Operating Bonus Plan	$—	$504,331	$1,008,662
			Capital Bonus Plan	$—	$126,083	$252,166
Diane M. Dietz	2/14/2012	3/8/2012	2011 Equity Plan								66,203	$21.51	$318,132
	2/14/2012	3/12/2012	2011 Equity Plan				33,101	66,202	132,404				$1,370,823
			Operating Bonus Plan	$—	$330,849	$661,699
			Capital Bonus Plan	$—	$104,479	$208,958
Bruce L. Everette	2/14/2012	3/8/2012	2011 Equity Plan								66,203	$21.51	$318,132
	2/14/2012	3/12/2012	2011 Equity Plan				33,101	66,202	132,404				$1,370,823
			Operating Bonus Plan	$—	$320,121	$640,242
			Capital Bonus Plan	$—	$101,091	$202,182
Larree M. Renda	2/14/2012	3/8/2012	2011 Equity Plan								66,203	$21.51	$318,132
	2/14/2012	3/12/2012	2011 Equity Plan				33,101	66,202	132,404				$1,370,823
	7/10/2012	7/10/2012	2011 Equity Plan							30,000			$526,800
			Operating Bonus Plan	$—	$366,144	$732,288
			Capital Bonus Plan	$—	$115,624	$231,249
___________________________________________________

(1)	In accordance with our policy regarding the timing of stock option grants, the grant date for fiscal year 2012 option grants under our LTIP program was the first day of our insider trading window period after the Executive Compensation Committee meeting at which such grants were approved.

(2)
We maintain the Operating Bonus Plan, the Capital Bonus Plan, the 2007 Equity Plan, the 2011 Equity Plan and a Blackhawk Network Holdings, Inc. 2006 Restricted Stock Plan for Safeway Executives (the “Blackhawk Plan”). Additional descriptions of each plan can be found below this table.

(3)
Payouts under the non-equity incentive plans were based on performance in 2012. The information in the Threshold, Target and Maximum columns reflects the range of possible payouts when the performance goals were set in February and March 2012. The amounts actually paid under the Operating Bonus Plan and Capital Bonus Plan for 2012 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)
Pursuant to the Operating Bonus Plan and Capital Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal. Performance at or above these minimums would result in a payment from $0 up to the maximum bonus amounts. The target levels under the Operating Bonus Plan (i.e., for payment of 50% of the maximum bonus) were for identical-store sales growth of 2.0% (excluding fuel) and net income of $560 million. Target performance under the Capital Bonus Plan for the 2012 fiscal year (i.e., for payment of 50% of the maximum bonus) was set at 14.9% as the weighted-average return on assets for first-year projects and 23.3% as the weighted-average return on assets for third-year projects.

(5)
Pursuant to the Operating Bonus Plan and Capital Bonus Plan, the amounts shown in this column for 2012 for Mr. Burd represent 200% of his base compensation, for Mr. Edwards, 150% of his base compensation and for Ms. Dietz, Mr. Everette and Ms. Renda,125% of their base compensation.

(6)
Represents range of potential payments of performance share awards granted to the named executive officers during 2012 pursuant to the 2007 Equity Plan (for our CEO) and the 2011 Equity Plan (for our other named executive officers). Payments are based on performance relative to the companies in S&P 500 measured on the compounded annual growth rate of EPS, and range from 0% to 200% of the target amount. See the Compensation Discussion and Analysis for a more detailed description of the performance measures.

(7)
Represents shares of restricted stock granted to Mr. Edwards and Ms. Renda in connection with their promotions in April 2012. Such restricted stock vests one-third per year with vesting dates of 4/9/2013, 4/9/2014 and 4/9/2015.

(8)
Represents options granted to the named executive officers during 2012 pursuant to the 2007 Equity Plan (for our CEO) and the 2011 Equity Plan (for the other named executive officers). Such option awards have a ten-year term and become exercisable in annual installments of 25%, commencing one year from the date of grant, with full vesting occurring on the fourth anniversary of the date of grant.

(9)	Represents the fair market value of our Common Stock on the date of grant, based on the closing market price of our Common Stock on such date as reported in The Wall Street Journal.

(10)	See Note I to the Consolidated Financial Statements in the 2012 10-K for an explanation of the assumptions made in the valuation of the option awards.

Description of the Operating Bonus Plan
Bonus Awards

Eligibility. Each of our executive officers (including our CEO) is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined by the Executive Compensation Committee, of the amount obtained by multiplying the executive officer’s regular weekly base salary rate by the number of weeks during a pre-established plan year that the executive served as an executive officer, up to a maximum bonus of $3 million in the case of the CEO and $1.5 million in the case of the other executive officers. An executive officer is defined as an officer subject to Section 16(a) of the Securities Exchange Act of 1934.

Business Criteria. Each executive officer’s bonus is based on a pre-established performance target which includes one or more of the following components: (i) identical-store sales; (ii) operating profit; and (iii) working capital. For purposes of such goal, identical-store sales and operating profit include all of our operations.

Bonus Amount. The bonus award for any executive officer is based on the achievement of specified levels above the performance target, but the Committee, in its discretion, may reduce the amount payable to any executive officer. Prior to the payment of a bonus award to an executive officer, the Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Operating Bonus Plan provides that for each fiscal year, the Committee may provide for adjustments (as determined in accordance with generally accepted accounting principles (“GAAP”)) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations not qualifying as a business segment under GAAP, or (v) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Salary Adjustments. Any change in base salary affected after the first day of the fiscal year may be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment. Each bonus award may be paid, at the option of the recipient, in cash or in stock, or in any combination of cash and stock. Stock bonuses are awarded in accordance with the provisions of the 2007 Equity Plan for our CEO and the 2011 Equity Plan for our other executive officers.

Accounting Practices. The components of a performance target will be determined in accordance with our accounting practices in effect on the first day of the fiscal year, subject to the adjustments described above.

Amendment. The Operating Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Committee determines are intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets, target bonus awards or the percentages to be used to determine such bonus awards after the first 90 days of the fiscal year with respect to which such bonus awards relate.

Description of the Capital Bonus Plan

Bonus Awards
Eligibility. Our executive officers and key employees who are responsible for making capital investment decisions are eligible to receive bonus awards under the Capital Bonus Plan. The maximum bonus amount for each executive officer for each fiscal year is equal to a pre-established percentage (up to 30%), determined by the Committee, of such executive officer’s annual base compensation, up to a maximum bonus of $350,000 ($500,000 in the case of the CEO).

Business Criteria. Each executive officer’s bonus under the Capital Bonus Plan is contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally is measured in periods occurring during the first and third fiscal years following completion of a particular project.

Bonus Amount. The actual bonus amount for each executive officer is based on the achievement of specified levels at or above the performance target, but we have retained the discretion to reduce or eliminate the bonus amount otherwise payable to an executive officer (including the CEO). Prior to the payment of a bonus award to an executive officer, the Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Capital Bonus Plan provides that for each fiscal year, the Committee may provide for adjustments (as determined in accordance with GAAP to the extent applicable or, if not applicable, in accordance with our accounting practices, as in effect on the first day of the relevant performance period) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal or discontinued operation of a segment of a business (whether or not such segment qualifies as a “business segment” under GAAP), (iii) related to a change in accounting principle under GAAP, or (iv) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Compensation Adjustments. Any change in eligibility or annual base compensation effected after the first day of the fiscal year is taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment. Each bonus under the Capital Bonus Plan will be paid in cash.

Amendment. The Capital Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Committee determines are intended to be “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets after the first 90 days of the fiscal year with respect to which such bonus awards relate.

Description of the 2007 Equity Plan

For a description of the 2007 Equity Plan, please see “Proposal No. 3: Re-Approval of the 2007 Equity and Incentive Award Plan” later in this Proxy Statement.

Description of the 2011 Equity Plan

In May 2011, our stockholders approved the 2011 Equity Plan. Our CEO is not eligible to participate in the 2011 Equity Plan.
General Nature and Purpose. The principal purpose of the 2011 Equity Plan is to provide additional incentive for our directors and key employees (other than our Chief Executive Officer) and consultants (and the employees and consultants of our subsidiaries) to further the growth, development and financial success of the Company and our subsidiaries by personally benefiting through the ownership of our Common Stock, or other rights that recognize such growth, development and financial success. The 2011 Equity Plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments.
Administration of the 2011 Equity Plan. The Executive Compensation Committee is the administrator of the 2011 Equity Plan. The Committee has the power to: select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2011 Equity Plan; determine whether options are to be non-qualified stock options or incentive stock options, or whether awards are to be “qualified performance-based compensation” under Section 162(m) of the Code; construe and interpret the terms of the 2011 Equity Plan and awards granted pursuant to the 2011 Equity Plan; adopt rules for the administration, interpretation and application of the 2011 Equity Plan; interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2011 Equity Plan; and amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).
Awards Under the 2011 Equity Plan. The 2011 Equity Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.
Award Limits. The 2011 Equity Plan provides that (i) awards covering not more than 2,000,000 shares may be granted to any executive officer of the Company in any calendar year or to any employee (other than an executive officer) in the calendar year of his or her hiring, and awards covering not more than 800,000 shares may be granted to any employee (other than an executive officer of the Company) in any subsequent year, and (ii) awards covering not more than 800,000 shares may be granted to any consultant in any year, in each case, subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2011 Equity Plan. In addition, certain employees — those whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code — may not receive cash-settled performance awards in any calendar year having an aggregate maximum amount payable in excess of $5,000,000.
Counting of Shares Subject to Awards. The number of shares of Common Stock available for issuance under the 2011 Equity Plan will be reduced by (i) 2.5 shares for each one share delivered in settlement of any “full value award” granted under the 2011 Equity Plan, which is any award other than a stock option or stock appreciation right, and (ii) one share for each share delivered in settlement of all other awards granted under the 2011 Equity Plan. In the event of any termination, expiration, lapse or forfeiture of an award (other than a full value award) granted under the 2011 Equity Plan, any shares subject to the award at such time will again be made available for future grants under the 2011 Equity Plan. The add back of shares due to the replenishment provisions of the 2011 Equity Plan will be 2.5 shares for each share subject to a full value award granted under the 2011 Equity Plan that is forfeited, expires or is settled in cash. In no event, however, will any shares of Common Stock again be available for future grants under the 2011 Equity Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code.

Description of the Blackhawk Plan

Under the terms of the Blackhawk Plan, we may grant restricted stock awards to certain of our executives. The restricted stock awards are in the form of shares of Blackhawk Common Stock.
Purchase Price. The purchase price of the restricted shares of Blackhawk Common Stock is par value ($0.001 per share). The restricted shares are nontransferable and are subject to repurchase rights (described below).
Vesting. An executive’s restricted shares are subject to time-based vesting. The executive must remain employed by us or one of our subsidiaries until the restricted shares vest. The initial awards generally were 20% vested on the grant date (on or about February 24, 2006) and vested in additional cumulative 20% installments on January 31 of each subsequent year through 2010. The subsequent award made in May 2009 imposed a similar vesting schedule.
Repurchase of Unvested Shares. Following an executive’s termination of employment, Blackhawk has the right to repurchase any restricted shares that remain unvested at the original par value purchase price.
Fair Market Value. Blackhawk obtains a periodic appraisal of the fair market value of the restricted shares, which is determined by an independent valuation firm. The appraisal is based on the value of Blackhawk after the application of any appropriate discounts.
Restrictions on Vested Shares. Safeway, Blackhawk and the executives are parties to a stockholders’ agreement that restricts the sale or disposition of the restricted shares held by the executives. The agreement prohibits an executive’s sale or disposition of the restricted shares without our consent. An executive’s vested restricted shares are subject to certain put and call rights in the event of termination and certain other circumstances.
Corporate Transactions. An executive’s restricted shares will continue to be subject to vesting following a spin-off, change in ownership or control or initial public offering of Blackhawk.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each named executive officer with respect to: (1) each grant of options to purchase our Common Stock that was made at any time, had not been exercised and remained outstanding at December 29, 2012; (2) each award of restricted stock that was made at any time, had not vested and remained outstanding at December 29, 2012; and (3) each performance share award that was made at any time, had not been earned or vested and remained outstanding at December 29, 2012. Columns specified in the SEC rules are omitted where there is no amount to report.

	OPTION AWARDS (1)					STOCK AWARDS (2)
									Equity Plan Incentive Awards (3)
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Number of Shares or Units of Stock That Have Not Vested	Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested
Steven A. Burd	1,000,000	—	(4)	$35.37	2/26/2013	9,000	$159,300	(12)	182,227	$3,225,418
	800,000	200,000	(5)	$29.94	2/25/2014
	600,000	400,000	(7)	$18.28	3/2/2019
	400,000	600,000	(8)	$24.67	3/5/2020
	200,000	800,000	(9)	$22.41	3/10/2021
	—	273,341	(10)	$21.51	3/8/2022
Robert L. Edwards	273,000	—	(4)	$35.37	2/26/2013	54,462	$963,977	(12)	44,134	$781,172
	218,400	54,600	(5)	$29.94	2/25/2014	50,572	$895,124	(13)
	177,000	118,000	(7)	$18.28	3/2/2019	100,000	$1,770,000	(14)
	14,750	59,000	(9)	$22.41	3/10/2021
	—	66,203	(10)	$21.51	3/8/2022
Diane M. Dietz	234,400	58,600	(6)	$26.82	8/1/2014	33,400	$334,000	(11)	44,134	$781,172
	177,000	118,000	(7)	$18.28	3/2/2019	13,616	$241,003	(12)
	88,500	132,750	(8)	$24.67	3/5/2020	50,572	$895,124	(13)
	14,750	59,000	(9)	$22.41	3/10/2021
	—	66,203	(10)	$21.51	3/8/2022
Bruce L. Everette	279,000	—	(4)	$35.37	2/26/2013	67,429	$1,193,493	(13)	44,134	$781,172
	223,200	55,800	(5)	$29.94	2/25/2014
	177,000	118,000	(7)	$18.28	3/2/2019
	118,000	177,000	(8)	$24.67	3/5/2020
	—	66,203	(10)	$21.51	3/8/2022
Larree M. Renda	293,000	—	(4)	$35.37	2/26/2013	13,616	$241,003	(12)	44,134	$781,172
	234,400	58,600	(5)	$29.94	2/25/2014	50,572	$895,124	(13)
	177,000	118,000	(7)	$18.28	3/2/2019	30,000	$531,000	(14)
	88,500	132,750	(8)	$24.67	3/5/2020
	14,750	59,000	(9)	$22.41	3/10/2021
	—	66,203	(10)	$21.51	3/8/2022
_________________________________________________________
(1) Reflects all options held by the named executive officers as of December 29, 2012. The exercise price of all options is equal to the fair market value of our Common Stock on the date of grant, based on the closing market price of our Common Stock for such date as reported in The Wall Street Journal.

(2) Reflects all unvested restricted stock awards and unearned performance share awards held by the named executive officers as of December 29, 2012.
(3) With respect to the performance share awards granted in 2012, all of which remained unearned and unvested as of December 29, 2012, represents 66.67% of the target number of shares, based on (i) our actual performance during the first performance period, which ended on December 29, 2012, resulting in 100% of the target shares being issued with respect to such period, and (ii) assumed achievement of the threshold benchmark during the second and third performance periods, which end on December 28, 2013 and January 3, 2015, respectively, resulting in 50% of the target shares being issued with respect to each such period. The performance share awards are scheduled to vest with respect to the number of shares earned for each performance period on the date of the plan administrator's determination that the shares are payable upon achievement of the applicable performance goal, which determination will occur no later than March 15 of the calendar year following the end of the performance period during which the shares were earned, so long as the recipient remains employed through such time.
(4) Options vest 20% per year with vesting dates of 2/26/2008, 2/26/2009, 2/26/2010, 2/26/2011 and 2/26/2012.
(5) Options vest 20% per year with vesting dates of 2/25/2009, 2/25/2010, 2/25/2011, 2/25/2012 and 2/25/2013.
(6) Options vest 20% per year with vesting dates of 8/1/2009, 8/1/2010, 8/1/2011, 8/1/2012 and 8/1/2013.
(7) Options vest 20% per year with vesting dates of 3/2/2010, 3/2/2011, 3/2/2012, 3/2/2013 and 3/2/2014.
(8) Options vest 20% per year with vesting dates of 3/5/2011, 3/5/2012, 3/5/2013, 3/5/2014 and 3/5/2015.
(9) Options vest 20% per year with vesting dates of 3/10/2012, 3/10/2013, 3/10/2014, 3/10/2015 and 3/10/2016.
(10) Options vest 25% per year with vesting dates of 3/8/2013, 3/8/2014, 3/8/2015 and 3/8/2016.
(11) Represents shares of Common Stock of Blackhawk granted to Ms. Dietz on May 13, 2009 pursuant to the Blackhawk Plan. Such restricted stock award was 20% vested on the date of grant. The remaining 80% vests in annual installments of 20% on 5/13/2010, 5/13/2011, 5/13/2012 and 5/13/2013. The value of Blackhawk restricted stock was estimated to be $10.00 per Blackhawk share based on the most recent valuation provided by an independent valuation firm.
(12) Represents shares of Common Stock of Safeway Inc. granted to the named executive officers on March 5, 2010 pursuant to the 2007 Equity Plan. Restricted stock vests 20% per year with vesting dates of 3/5/2011, 3/5/2012, 3/5/2013, 3/5/2014 and 3/5/2015.
(13) Represents shares of Common Stock of Safeway Inc. granted to the named executive officers on March 10, 2011 pursuant to the 2007 Equity Plan. Restricted stock vests 20% per year with vesting dates of 3/10/2012, 3/10/2013, 3/10/2014, 3/10/2015 and 3/10/2016.
(14) Represents shares of Common Stock of Safeway Inc. granted to the named executive officers on July 10, 2012 pursuant to the 2011 Equity Plan. Restricted stock vests 33.33% per year with vesting dates of 4/9/2013, 4/9/2014 and 4/9/2015.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares of restricted stock held by each named executive officer that vested during fiscal year 2012. None of the named executive officers acquired shares upon the exercise of options during fiscal year 2012. Value realized represents long-term gain over many years, and we do not consider it to be part of fiscal year 2012 compensation for the named executive officers for whom restricted stock vested in 2012.

	STOCK AWARDS
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Steven A. Burd	11,940	$260,000	(1)
Robert L. Edwards	32,996	$723,786	(1)
Diane M. Dietz	52,890	$757,054	(1) (2)
Bruce L. Everette	19,057	$414,482	(1)
Larree M. Renda	19,490	$425,392	(1)
____________________________________________________

(1)
This amount includes the difference between the closing market price of our Common Stock as reported in The Wall Street Journal on the date released to the employee and the award price, multiplied by the number of shares of Safeway Common Stock covered by the vested award. The closing market price of our Common Stock on the stock release dates ranged from $21.67 to $22.09 per share. Safeway restricted stock granted on March 10, 2011, March 5, 2010 and March 4, 2009 vested 20% on March 10, 2012, March 5, 2012 and March 4, 2012, respectively.

(2)
This amount includes the difference between $9.93, the estimated value of each share of Blackhawk restricted stock on May 13, 2012 based on an independent valuation, and the award price, multiplied by the number of shares of Blackhawk Common Stock covered by the vested award. Blackhawk restricted stock vested 20% on May 13, 2012.

POST-EMPLOYMENT COMPENSATION
PENSION BENEFITS

The following table quantifies the benefits expected to be paid to the named executive officers under our Employee Retirement Plan (the “ERP”), a qualified defined benefit pension plan; our Retirement Restoration Plan and our Retirement Restoration Plan II (collectively, the “RRP”), non-qualified and unfunded defined benefit pension plans; and an agreement for a supplemental retirement benefit for Mr. Burd (the “SERP”), a non-qualified and unfunded defined benefit pension plan. The Retirement Restoration Plan II became effective on January 1, 2005, in connection with the passage of Code Section 409A. The terms of the plans are described below the table.

The following actuarial assumptions were employed to derive the calculations shown on the table below: (1) pension economic assumptions consistent with pension financial reporting for the 2012 fiscal year were used for calculations at the end of 2012; (2) demographic assumptions are also consistent with pension financial reporting, with the exception of modified retirement and pre-retirement decrements as required by SEC guidance; (3) a discount rate of 4.20%; (4) a cash balance interest crediting and annuity conversion interest rate of 3.30%; and (5) an account balance interest crediting rate of 2.00%.

Additional actuarial assumptions used include the following: (1) account balance annuity conversion rate – product of account balance and a factor of 1.00% at ages over 55; (2) mortality table for lump sum conversion – 2012 IRS Applicable Mortality Table; (3) retirement table for post-retirement mortality – RP2000 projected to 2019; (4) no pre-retirement mortality, turnover or disability; (5) retirement age of 65 for cash balance only participants (Ms. Dietz and Mr. Edwards), age 62 or immediate retirement if over age 62 for participants in the ERP grandfather (Mr. Burd, Mr. Everette and Ms. Renda) and immediate retirement for Mr. Burd’s SERP.

Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Plan Name (1)	Number of Years Credited Service (2)	Present Value of Accumulated Benefit (3)
Steven A. Burd	ERP	19.2	$964,200
	RRP	19.2	$5,498,373
	SERP (4)	N/A	$16,868,259
Robert L. Edwards	ERP	7.8	$93,499
	RRP	7.8	$327,503
Diane M. Dietz	ERP	3.4	$25,248
	RRP (5)	3.4	$63,412
Bruce L. Everette	ERP	36.1	$1,421,934
	RRP	36.1	$3,777,904
Larree M. Renda	ERP	29.4	$1,031,160
	RRP (5)	29.4	$2,535,702

(1)
We provide our eligible executives with retirement benefits that are in addition to those provided to our employees generally. These retirement benefits are provided using a combination of a qualified defined benefit pension plan and non-qualified defined benefit pension plans. Mr. Burd is also covered by the SERP, an agreement for a supplemental retirement benefit. No other executive officer has a supplemental retirement benefit other than the RRP. Under the ERP, upon termination of employment for any reason (including in connection with a change in control), a participant may elect to receive his or her vested benefit via a lump sum payment or an annuity paid monthly. Under the RRP, upon termination of employment for any reason (including in connection with a change in control), a participant will receive his or her vested benefit via an annuity paid monthly. Under the ERP, in the event of termination of employment for any reason, a participant must have at least three years of service with us or must have reached age 55 to receive his or her accumulated benefits, and under the RRP, a participant must have reached age 55 to receive his or her accumulated benefits.

(2)
The number of years of credited service and the present value of accumulated benefits are calculated as of December 29, 2012, which is the measurement date used for reporting purposes in the 2012 10-K.

(3)
Account-based cash benefits were projected to the assumed retirement age using the appropriate interest rate. No future contributions were assumed. These projected accounts were converted to annuities at the assumed retirement age using the annuity conversion mortality and interest assumptions used in our financial disclosures (e.g., cash balance accounts are converted using the end of fiscal 2012 IRS Applicable Mortality Table and 3.30% interest). Employee contribution account balances were converted to annuities at current assumptions. Benefits payable at the assumed retirement age were converted to a present value at that date using the mortality and interest assumptions for annuity present values that were used in our financial disclosures (e.g., end of fiscal 2012 annuity was valued at assumed retirement age using RP2000 projected to 2019 mortality and 4.20% interest). The present value determined at the assumed retirement age was discounted back to the end of the 2012 fiscal year using the pension financial reporting discount rate.

(4)
Since benefits under this plan are not tenure-based, there are no creditable years of service related to this plan. Mr. Burd’s SERP benefit was valued by calculating the gross benefit payable at the assumed retirement age and offsetting ERP and RRP benefits that would be payable at the same age. The net SERP benefit was then valued as an immediately payable annuity using the assumptions described previously. Upon termination of employment for any reason other than for cause, Mr. Burd will receive his accumulated net SERP benefit as an annuity paid monthly (commencing within 90 days of the first day of the seventh month after such termination of employment for any reason or, if earlier, within 90 days of his death). In the event of a termination of Mr. Burd’s employment for cause, Mr. Burd would not receive a payment under the SERP. Cause is defined in the SERP as: (i) an act of fraud, dishonesty, misappropriation, illegal conduct or gross misconduct that has a material impact on our assets or reputation; or (ii) a conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude and materially impacting the Company. Mr. Burd will be retiring as CEO effective as of May 14, 2013.

(5)
These amounts were not vested as of December 29, 2012. In the event the named executive officer’s employment had been terminated as of December 29, 2012, voluntarily, involuntarily (with or without cause) or as a result of a change in control, the named executive officer would have received $0 under this benefit.

Description of Retirement Plans

Retirement, or pension, benefits are provided to our executive officers under the ERP, a qualified defined benefit pension plan, and the RRP (collectively, the “Retirement Plans”). The RRP provides benefits to certain employees, including executive officers, that cannot be paid under the qualified ERP due to Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid under the ERP. The RRP also recognizes all compensation deferred under our deferred compensation plans for purposes of determining such benefits. When calculating the maximum benefit payable under the RRP, no more than 35 years of participation in the ERP are included.

Effective July 1, 1999, the ERP was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999, equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant’s cash balance until retirement. Interest credits are based on the annual rate of return on 30-year treasury securities.

Under the ERP, the named executive officer becomes vested in his or her accrued benefits after three years of service or reaching age 55, whichever occurs first. If he or she has three years of service with us, vested benefits under the ERP are available following termination, regardless of age. Benefits under the RRP are available to participants who terminate employment at or after age 55, and benefit payments commence within 90 days of the first day of the seventh month after such termination of employment. The normal retirement benefit under the Retirement Plans is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the ERP) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continued to accrue through June 30, 2006.

For the purposes of the Retirement Plans, the compensation-based credits are determined as a percent of the annual compensation we pay to the executive officer, including any amounts deferred under our non-qualified deferred compensation plans, but excluding stock options and restricted stock and any special pay made solely in the discretion of the employer. The percentage applied to each year’s compensation increases with years of participation in the Retirement Plans (through December 30, 2008, from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation; and as of December 31, 2008, from 3% upon commencement of participation to a maximum of 6 ½% after completing 25 years of participation). Compensation under the cash balance formula for the named executive officers generally corresponds with the aggregate of the earned salary, plus bonuses for each such person.

Under the ERP or Retirement Restoration Plan, the accumulated benefit of each of the named executive officers will be payable if the executive dies after becoming vested or if death occurs prior to vesting but while the executive is still an employee. Under the Retirement Restoration Plan II, accumulated benefits are payable only if death occurs after age 55 while still an employee. The executive officer’s beneficiary can receive the executive’s accumulated benefits in the form of a lump sum (ERP only), an annuity paid monthly or in installments (the required form of payment under the Retirement Restoration Plan II if the beneficiary is not the surviving spouse).

In addition, under the RRP, each of the named executive officers (as well as other executive officers of the Company) is entitled to payment of a special death benefit if any of such individuals dies while employed as an executive officer or after retiring as an executive officer, regardless of age. If any of the named executive officers dies while employed as an executive officer, then the executive officer’s beneficiary will receive an RRP death benefit in a single lump sum payment equal to four times the executive’s base salary at the time of death, up to a maximum of $4 million, less any amount otherwise payable by Company-provided life insurance. The life insurance beneficiaries of a named executive officer who retires after age 55 will be entitled to one of the following benefits at the time of the former executive officer’s death: (1) for death before age 70, the benefit is 100% of the former executive officer’s final average compensation at the time of retirement, with a maximum benefit of $1 million; or (2) for death after age 70, the benefit is 25% of the amount determined in (1) above. In December 2008, our Board amended the special death benefit to eliminate the post-retirement death benefit for any then-current employees below the level of Senior Vice President who are promoted to the position of Senior Vice President or higher on or after December 15, 2008 and for any new employees who join the Company on or after December 15, 2008.

Description of the SERP

In 2005, our Board approved the terms of an agreement for a supplemental retirement benefit for Mr. Burd. Under the terms of this agreement, Mr. Burd’s total retirement benefit is calculated as a percentage of his final average compensation

(defined as the average of Mr. Burd’s base salary and bonus for the five consecutive years during his final ten years of service during which the total of his base salary and bonus is the highest). If Mr. Burd retires on his intended retirement date of May 14, 2013, he should be eligible to receive a retirement benefit equal to 58% of his final average compensation, offset by Mr. Burd's benefits under the Retirement Plans.

Upon his retirement, Mr. Burd will receive his accumulated net SERP benefit as an annuity paid monthly (commencing within 90 days of the first day of the seventh month after his termination of employment).

No other executive officer has a supplemental retirement benefit other than the RRP.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the non-qualified deferred compensation benefits for each of the named executive officers for the fiscal year ended December 29, 2012. No Company contributions were made for the named executive officers during the fiscal year ended December 29, 2012. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Aggregate Earnings in Last FY		Aggregate Balance at Last FYE
Steven A. Burd	$—		$—
Robert L. Edwards	$—		$—
Diane M. Dietz	$—		$—
Bruce L. Everette	$—		$—
Larree M. Renda	$135,790	(1)	$1,129,682	(2)
_______________________________________________

(1)	This amount reflects the credited earnings for Ms. Renda that accrued under our Executive Deferred Compensation Plan and Executive Deferred Compensation Plan II.

(2)	This amount reflects the aggregate balance as of December 29, 2012 that has previously been reported as compensation for Ms. Renda in the Summary Compensation Table in prior years.

Description of the Executive Deferred Compensation Plans

We have two deferred compensation plans that are non-qualified defined contribution plans: the Executive Deferred Compensation Plan and the Executive Deferred Compensation Plan II (collectively, the “Plan”), in which certain eligible officers, including executive officers, may participate. The Executive Deferred Compensation Plan was frozen as of December 31, 2004, and the Executive Deferred Compensation Plan II was adopted effective January 1, 2005, in connection with the passage of Section 409A of the Code. The Plan allows the officer to defer salary or bonus and to have these credited amounts mirror the investment performance of a selection of mutual funds. We do not credit matching contributions to the individual accounts of our executive officers under the Plan. We are responsible for making payments under the Plan on designated distribution dates.

Participants can defer up to 100% of base salary and up to 100% of bonus and a minimum of $5,000 for any plan year. The deferred amounts are credited to accounts established for the participants. Deferred amounts and credited earnings are held in a Rabbi Trust. Each participant is fully vested in the portions attributable to his or her own deferrals of salary and bonus.

At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or installments (provided the account balance is at least $50,000). Participants can schedule distributions to be paid while employed or upon retirement. If a participant terminates for reasons other than retirement (termination at age 55 or older) or disability, the participant’s account balance will be paid in a lump sum (commencing within 90 days of the first day of the seventh month after such termination of employment for any reason or if earlier, within 90 days of the date of the participant’s death). The Executive Compensation Committee may permit an early distribution to a participant upon his or her demonstration of need due to an unforeseeable emergency.

The table below shows the funds available under the Plan and the funds’ annual rate of return for the calendar year ended December 31, 2012. The performance results reported below are net of investment management fees. Participants can change investment allocations monthly. Any earnings or losses on each participant’s account are credited (or debited) with earnings (or losses) at the end of each month.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds American Asset Allocation	15.11%	PIMCO Total Return	7.88%
Davis Fundamental Value	12.76%	RCM/T. Rowe Price Science & Technology	9.83%
Franklin Templeton International Value	18.72%	T. Rowe Price Blue Chip Growth	17.67%
GMO U.S. Equity*	2.38%	T. Rowe Price Equity-Income	16.72%
Jennison Capital Appreciation	15.34%	T. Rowe Price Mid Value	18.87%
JHAM 500 Index -- Class B	15.16%	T. Rowe Price Small Company Value	15.66%
JHAM Bond	5.73%	Wellington Mid Cap Stock	21.55%
JHAM Money Market	(0.51)%	Western Asset High Yield	18.35%
JHAM Smaller Company Growth	15.58%

*The rate of return since inception is listed as of December 31, 2012 for the GMO U.S. Equity fund. This fund's inception date was April 27, 2012 and, therefore, an annual rate of return is not available.

In the event of a change in control, the Board, in its discretion, may terminate the Plan during the period from 30 days prior to the change in control to 12 months following the change in control. If the Plan is terminated, all vested benefits must be distributed to the Plan participants within the 12-month period following termination of the Plan. We have the discretion to distribute such vested benefits in a lump sum payment or installments during that 12-month period.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

We generally have not entered into severance or change in control agreements with our executive officers providing for a cash payment in the event of a change in control or an executive’s termination of employment, whether such termination is voluntary, for cause or otherwise, and we do not currently have any such agreements in place with any of our executive officers.

No named executive officer currently has an employment agreement that provides a specific term of employment with us.

Accordingly, the employment of any such executive officer may be terminated at any time at the discretion of our Board.

Under our Retirement Plans, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive any vested retirement benefits that have accumulated as of the date of termination. For a discussion of the benefits that would be payable and the manner of payment to our named executive officers under the Retirement Plans and Mr. Burd’s SERP assuming a termination of employment as of December 29, 2012, see the section titled “Pension Benefits” above. Under our Executive Deferred Compensation Plans, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive his or her account balance under such Plan as of the date of termination. For a discussion of the amounts payable and manner of payment to each of our named executive officers under our Executive Deferred Compensation Plans assuming a termination of employment as of December 29, 2012, see the section titled “Non-Qualified Deferred Compensation” above.

Acceleration of Options and Restricted Stock upon a Change in Control. In the event we undergo a change in control, all unvested stock options and unvested restricted stock granted prior to February 14, 2012 will accelerate and become vested. The Blackhawk restricted stock held by the named executive officers does not vest in the event of a change in control of the Company or Blackhawk. Below is a table that displays the 2012 fiscal year-end values of stock options and restricted stock that would vest upon a change in control.

Benefits Payable upon Death. Under the ERP or Retirement Restoration Plan, the accumulated benefit of each of the named executive officers will be payable if the executive dies after becoming vested or if death occurs prior to vesting but while the executive is still an employee. Under the Retirement Restoration Plan II, accumulated benefits are payable only if death occurs after age 55 while still an employee. The executive officer’s beneficiary can receive the executive’s accumulated benefits in the form of a lump sum (ERP only), an annuity paid monthly or in installments (the required form of payment under the Retirement Restoration Plan II if the beneficiary is not the surviving spouse). In addition, under the RRP, each of the named executive officers (as well as other executives of the Company) is entitled to payment of a special death benefit if any of such individuals dies while employed as an executive officer or after retiring as an executive officer, regardless of age, as described in the section of this Proxy Statement titled “Pension Benefits” above.

Set forth in the table below are (i) the fiscal year-end values of stock options and restricted stock that would vest upon a change in control and (ii) the amount that would have been payable to the beneficiaries of each of our named executive officers pursuant to the special death benefit under the RRP had such benefit been triggered as of December 29, 2012.

Name	Value of Unvested Restricted Stock (1)	Value of Unvested Options (1)	RRP Lump Sum Death Payment
Steven A. Burd	$159,300	$—	$3,500,000
Robert L. Edwards	$1,859,101	$—	$3,100,000
Diane M. Dietz	$1,229,124	$—	$2,343,216
Bruce L. Everette	$1,193,493	$—	$2,209,416
Larree M. Renda	$1,136,127	$—	$2,700,000
_______________________________

(1)	Based on the fiscal year-end closing price of our Common Stock of $17.70 as of December 29, 2012.

Operating Bonus Plan and Capital Bonus Plan. In the event an executive officer’s employment terminates on or after the last day of the fiscal year and before actual bonuses are paid, whether due to resignation, retirement, disability or otherwise, the Executive Compensation Committee retains the discretion to determine whether the executive is entitled to a bonus payout based on that fiscal year’s results under the Operating Bonus Plan and the Capital Bonus Plan. The estimated payout under these plans is described in the “Grants of Plan-Based Awards Table” earlier in this Proxy Statement.

Perquisites. No perquisites, described in footnote 7 to the Summary Compensation Table in this Proxy Statement, continue after termination of employment.

COMPENSATION RISK MANAGEMENT

Earlier this year, management assessed our compensation policies and practices to determine whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. The Executive Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, management and the Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	appropriate pay philosophy, compensation peer group and other market comparability data and market positioning to align with and support business objectives;

•
effective balance in: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) corporate, business unit and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and Board discretion to manage pay appropriately;

•	equity grant guidelines, equity ownership guidelines and incentive plan recoupment policy; and

•	Executive Compensation Committee oversight of our compensation policies and practices.

DIRECTOR COMPENSATION

We believe that compensation for non-employee directors should be competitive and should encourage ownership of our Common Stock. Our compensation program for non-employee directors is intended to provide a competitive total compensation package designed in a manner consistent with conventional practices.

Compensation. Each non-employee director receives an annual fee of $175,000 for service on the Board. Each of the Lead Independent Director and the chair of the Audit Committee receives an additional annual fee of $25,000. Each other member of the Audit Committee receives an annual fee of $15,000. The chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee receive an annual fee of $15,000. Each other member of these committees receives an annual fee of $10,000. Each member of the Executive Committee, except Mr. Burd and Mr. Tauscher, receives an annual fee of $15,000. All fees are payable quarterly.

Deferred Stock Units. Under the Deferred Compensation Plan for Safeway Non-Employee Directors II, as adopted in late 2006 and amended in 2007 (the “Directors Deferred Compensation Plan”), for years prior to 2008, 50% of the fees each director received were automatically deferred into stock units based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation. Starting with the 2008 plan year, $50,000 of the fees each director receives and 50% of the balance of such fees will automatically be deferred into stock units. These deferred amounts are payable only upon the director’s termination of service as a director. In addition, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the remainder of the director’s cash compensation. The director may elect to have such compensation credited to a cash credit account that accrues interest at the prime rate or a stock credit account. None of our non-employee directors has elected to have compensation credited to a cash credit account. Non-employee directors’ stock accounts are credited with additional stock units relating to the payment of dividends based on an equivalent number of shares of Common Stock that could have been purchased with the dividend payable on the number of shares to which the director’s stock units are then equivalent. All distributions of a director’s cash or stock credit account are made in cash.

Stock Ownership Requirements.   Our Corporate Governance Guidelines provide that by the date that is the later of (i) five years from the date on which a non-employee director is elected to the Board or (ii) December 4, 2009, that director must achieve (and thereafter maintain) a level of Company stock ownership of not less than five times the amount of the annual cash retainer earned for service on the Board. The shares may be acquired by a director by purchasing shares of our Common Stock or by deferring his or her compensation under the terms of the Directors Deferred Compensation Plan.

The following table shows all cash and non-cash compensation provided in fiscal year 2012 to each of our non-employee directors who served as directors during fiscal year 2012. We do not award annual options or provide non-equity compensation or pension benefits to our non-employee directors. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Total (4)
Janet E. Grove		$231,901	$—	$231,901
Mohan Gyani	$75,000	$153,421	$—	$228,421
Paul Hazen(5)	$27,088	$94,827	$—	$121,915
Frank C. Herringer		$223,382	$—	$223,382
Kenneth W. Oder		$229,171	$—	$229,171
T. Gary Rogers	$83,519	$135,220	$—	$218,739
Arun Sarin	$80,190	$136,821	$—	$217,011
Michael S. Shannon(6)	$45,489	$93,849	$—	$139,338
_________________________________________

(1)	Consists of the fees earned in cash through December 29, 2012.

(2)
Except for Mr. Hazen and Mr. Shannon, represents the total fees earned in stock units in fiscal year 2012 pursuant to the Directors Deferred Compensation Plan through December 29, 2012, including dividends, based on the December 29, 2012 closing price of our

Common Stock. For Mr. Hazen, represents the total fees earned in stock units pursuant to the Directors Deferred Compensation Plan through May 15, 2012 (the date of Mr. Hazen's retirement from the Board), including dividends, based on the average closing price of our Common Stock during December 2011, as specified in the Directors Deferred Compensation Plan. For Mr. Shannon, represents the total fees earned in stock units pursuant to the Directors Deferred Compensation Plan through August 1, 2012 (the date of Mr. Shannon's resignation from the Board), including dividends, based on the average closing price of our Common Stock during December 2011, as specified in the Directors Deferred Compensation Plan. Each director's stock credit account is credited, as of the last day of the calendar quarter, with a Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the average of the closing prices of our Common Stock on each business day during the last month of the calendar quarter with the amount of the compensation deferred during the quarter under the Directors Deferred Compensation Plan. This amount also includes the total dividends paid during the year. As of the date any dividend is paid to holders of Common Stock, the director’s stock credit account is credited with additional Common Stock equivalents equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the closing price of our Common Stock on such date with the dividend paid on the number of shares of Common Stock to which the director’s stock credit account is then equivalent. As of December 29, 2012, the following numbers of shares were owned by each of the directors in his or her stock credit account:  Ms. Grove, 62,678 shares; Mr. Gyani, 52,666 shares; Mr. Herringer, 40,453 shares; Mr. Oder, 43,030 shares; Mr. Rogers, 10,626 shares; and Mr. Sarin, 18,100 shares.  These share amounts do not include the quarterly dividends that were paid on December 31, 2012. Each of Mr. Hazen's and Mr. Shannon's stock credit accounts were paid out in cash following the termination of his service as a director in accordance with the terms of the Directors Deferred Compensation Plan.

(3)
Prior to February 2010, each new director received an initial grant of stock options to purchase 20,000 shares of our Common Stock, which vested ratably over three years. There were no grants of options made to directors in connection with their Board service during fiscal year 2012. The following numbers of Safeway stock options were outstanding and held by each of the following non-employee directors serving as such as of December 29, 2012: Ms. Grove and Messrs. Gyani, Herringer, Oder and Sarin, 20,000. The following numbers of Blackhawk stock options were outstanding and held by each of the following non-employee directors serving as such as of December 29, 2012: Mr. Gyani and Mr. Sarin, 100,000. Such stock options vest ratably over five years.

(4)	The directors received no perquisites or other personal benefits in fiscal year 2012.

(5)	Mr. Hazen did not stand for reelection at the 2012 Annual Meeting. Accordingly, Mr. Hazen's service as a director terminated on May 5, 2012.

(6)	Mr. Shannon's service as a director terminated on August 1, 2012.

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our website, www.safeway.com/investor_relations. The members of the Audit Committee are: Mohan Gyani, Chair; Janet E. Grove; Kenneth W. Oder; and Arun Sarin. The Audit Committee selects our independent auditors, subject to stockholder ratification.

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to express an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors that firm’s independence. The Audit Committee also considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2012 10-K for filing with the Securities and Exchange Commission.

Audit Committee:

Mohan Gyani, Chair
Janet E. Grove
Kenneth W. Oder
Arun Sarin

INDEPENDENT AUDITORS’ FEES AND SERVICES

The following table summarizes the aggregate fees billed to Safeway by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) for professional services rendered for fiscal years 2012 and 2011.

	2012	2011
Audit Fees (1)	$7,408,000	$5,670,000
Audit-Related Fees (2)	$593,000	$643,000
Tax Fees (3)	$2,020,000	$1,482,000
All Other Fees(4)	$64,000	$9,000
_________________________________________

(1)
Audit Fees represent fees for professional services provided in connection with the audit of our consolidated annual financial statements and internal control over financial reporting and reviews of our quarterly financial statements, as well as audits of subsidiary financial statements (including statutory audits), regulatory filings, consents and other SEC matters. Audit Fees increased in 2012 primarily due to the audit of the standalone financial statements of our subsidiary, Blackhawk Network Holdings, Inc.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2012 and 2011, this category consisted primarily of services related to employee benefit plan audits.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $216,000 and $236,000 in 2012 and 2011, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $1,804,000 and $1,246,000 in 2012 and 2011, respectively.

(4)	All Other Fees consist of services related to international due diligence.

Pre-Approval Process and Policy

All of the services performed by the independent auditors in 2012 and 2011 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in 2003. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. The policy also requires that, each year, a description of the services expected to be performed by the independent auditors for that fiscal year in each of the specified categories be presented to the Audit Committee for pre-approval. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any requests for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to each member of the Audit Committee. That member must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Periodically, the Audit Committee reviews the status of services and fees incurred year-to-date against the original pre-approved services and fee levels and the forecast of remaining services and fees for the fiscal year. Any proposed services exceeding the pre-approved fee levels will require separate pre-approval by the Audit Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 29, 2012 about equity awards under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	25,189,008	$24.27	19,149,340
Equity compensation plans not approved by security holders	0	N/A	0
Total	25,189,008	$24.27	19,149,340

(1)
Reflects securities to be issued under the 1999 Equity Plan, the 2007 Equity Plan and the 2011 Equity Plan. Includes shares issuable under the 1999 Equity Plan pursuant to awards of stock options made under prior plans we maintained, which were consolidated into the 1999 Equity Plan upon approval by our stockholders.

PROPOSAL 3
RE-APPROVAL OF THE 2007 EQUITY AND INCENTIVE AWARD PLAN

At the Annual Meeting, stockholders are being asked to re-approve the 2007 Equity and Incentive Award Plan (the “2007 Equity Plan”). The 2007 Equity Plan was approved by the stockholders in May 2007. Section 162(m) of the Code requires that stockholders re-approve the performance criteria of the 2007 Equity Plan every five years in order to continue qualification of compensation awarded under such plan as performance-based compensation pursuant to Section 162(m). Accordingly, the Board is seeking the stockholders' re-approval of the 2007 Equity Plan in order for the Executive Compensation Committee to continue to have the discretion to award performance-based compensation, including performance share awards, granted under the 2007 Equity Plan that may be intended to qualify as performance-based compensation under the Internal Revenue Service's regulations under Section 162(m) and, accordingly, to be eligible for deductibility by the Company. The Board is not seeking to add more shares to the 2007 Equity Plan, and no other changes are being proposed to the 2007 Equity Plan in this proposal. The material terms of the 2007 Equity Plan generally remain unchanged since our stockholders approved the 2007 Equity Plan in May 2007. If our stockholders do not re-approve the 2007 Equity Plan at the Annual Meeting, we will not grant any future awards under the 2007 Equity Plan.
The 2007 Equity Plan currently is the only equity plan approved by stockholders that permits grants of equity awards to be made to our Chief Executive Officer. Mr. Burd, our Chief Executive Officer, intends to retire as Chairman and Chief Executive Officer effective as of May 14, 2013. We are asking stockholders to re-approve the 2007 Equity Plan in order to allow us to make grants to the new Chief Executive Officer following Mr. Burd's retirement. If stockholders do not re-approve the 2007 Equity Plan pursuant to this Proposal 3, the Executive Compensation Committee may not be able to make new grants of equity awards to our incoming CEO, which could significantly limit our ability to provide competitive compensation to attract, motivate and retain a highly qualified CEO candidate. In addition, the Committee may need to consider making cash compensation awards in order to appropriately compensate our incoming CEO, which could have the effect of reducing the alignment of our CEO's compensation with stockholder interests.

Compensation and Best Governance Practices

•
Limitations on Grants. The maximum aggregate number of shares with respect to awards that may be granted to any one person during any calendar year is 2,000,000 (subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2007 Equity Plan).

•
No Repricing or Replacement of Options or Stock Appreciation Rights. Without stockholder approval, we may not amend any option or stock appreciation right to reduce the exercise price or replace any option or stock appreciation right with cash or any other award when the price per share of the option or stock appreciation right exceeds the fair market value of the underlying shares, except in limited instances.

•
No In-the-Money Option or Stock Appreciation Right Grants. Options and stock appreciation rights may not be granted with an exercise or base price less than the fair market value, generally the closing price, of our Common Stock on the date of grant.

•	Section 162(m) Qualification. The 2007 Equity Plan is designed to allow the Company to grant awards that may be intended to qualify as performance-based compensation under Section 162(m) of the Code.

•	Independent Administration. The Executive Compensation Committee, which consists of only non-employee directors, generally administers the 2007 Equity Plan.

Description of the 2007 Equity Plan

In May 2007, our stockholders approved the 2007 Equity Plan. No awards have been made under the 1999 Equity Plan (which expired in 2009) since the 2007 Equity Plan became effective. In May 2011, our stockholders approved the 2011 Equity Plan. Except for awards to our CEO, no awards have been made to our named executive officers under the 2007 Equity Plan since the 2011 Equity Plan became effective. However, certain awards made under the 2007 Equity Plan prior to May 2007 continue to remain outstanding under the 2007 Equity Plan. If our stockholders do not re-approve the 2007 Equity Plan at the Annual Meeting, we will not grant any future awards under the 2007 Equity Plan.
General Nature and Purpose. The principal purpose of the 2007 Equity Plan is to provide additional incentive for our directors, key employees and consultants (and the employees and consultants of our subsidiaries) to further our growth, development and financial success, and the growth, development and financial success of our subsidiaries, by personally benefiting through the ownership of our Common Stock, or other rights that recognize such growth, development and financial success. The 2007 Equity Plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments.
Administration of the 2007 Equity Plan. The Executive Compensation Committee is the administrator of the 2007 Equity Plan. The Committee has the power to: select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2007 Equity Plan; determine whether options are to be non-qualified stock options or incentive stock options, or whether awards are to be “qualified performance-based compensation” under Section 162(m) of the Code; construe and interpret the terms of the 2007 Equity Plan and awards granted pursuant to the 2007 Equity Plan; adopt rules for the administration, interpretation and application of the 2007 Equity Plan; interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2007 Equity Plan; and amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).
Awards Under the 2007 Equity Plan. The 2007 Equity Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.
Eligibility. Our employees and consultants (and the employees and consultants of our majority-owned subsidiaries) and our directors are eligible to receive awards under the 2007 Equity Plan. However, since May 2011, with very limited exceptions, grants have been made only to our CEO under the 2007 Equity Plan.
Award Limits. The 2007 Equity Plan provides that (i) awards covering not more than 2,000,000 shares may be granted to any of our executive officers in any calendar year or to any employee (other than an executive officer) in the calendar year of his or her hiring, and awards covering not more than 800,000 shares may be granted to any employee (other than an executive officer) in any subsequent year, and (ii) awards covering not more than 800,000 shares may be granted to any consultant in any year, in each case, subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2007 Equity Plan. In addition, certain employees — those whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code — may not receive cash-settled performance awards in any calendar year having an aggregate maximum amount payable in excess of $5,000,000.
Counting of Shares Subject to Awards. The 2007 Equity Plan originally authorized 22,425,982 shares for issuance. As of March 15, 2013, there are currently 5,653,314 shares available for issuance under the 2007 Equity Plan. The number of shares of Common Stock available for issuance under the 2007 Equity Plan will be reduced by (i) 2.5 shares for each one share delivered in settlement of any “full value award” granted under the 2007 Equity Plan, which is any award other than a stock option or stock appreciation right, and (ii) one share for each share delivered in settlement of all other awards granted under the 2007 Equity Plan. In the event of any termination, expiration, lapse or forfeiture of an award granted under the 2007 Equity Plan or the 1999 Equity Plan, any shares subject to the award at such time will again be made available for future grants under the 2007 Equity Plan. The add back of shares due to the replenishment provisions under the 2007 Equity Plan will be 2.5 shares for each share subject to a full value award that is surrendered or repurchased pursuant to the terms of the 2007 Equity Plan. In no event, however, will any shares of Common Stock again be available for future grants under the 2007 Equity Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Code. Shares withheld or surrendered in payment of the exercise price or tax withholding obligations of an award will not be made available for issuance again.

Section 162(m) “Performance-Based” Awards. The administrator may designate employees whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The administrator may grant to such employees and other eligible employees awards under the 2007 Equity Plan that are paid, vest or become exercisable upon the achievement of specified performance goals which are related to one or more performance criteria, as applicable to the Company or any subsidiary, division, operating unit or individual. These performance criteria include: net earnings (either before or after interest, taxes, depreciation and/or amortization); gross or net sales or revenue; net income (either before or after taxes); operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); return on assets; return on capital; return on stockholders' equity; return on sales; gross or net profit or operating margin; costs; funds from operations; expense; working capital; earnings per share; price per share of Common Stock; FDA or other regulatory body approval for commercialization of a product; market share; identical-store sales; and identical-store sales, excluding fuel.

Performance goals established based on the performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Except as provided by the administrator, the achievement of each performance goal will be determined in accordance with generally accepted accounting principles to the extent applicable. At the time of grant, the administrator may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles; strikes or other unforeseen work stoppages; or any other unusual, unforeseen or unplanned events.

2007 Equity Plan Benefits. No awards will be granted under the 2007 Equity Plan until the 2007 Equity Plan is approved by our stockholders, and the future benefits that will be received under the 2007 Equity Plan by our current directors, executive officers and all eligible employees are not currently determinable.

Adjustments for Stock Splits, Recapitalizations and Mergers. In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off or other transaction that affects our Common Stock, the administrator of the 2007 Equity Plan will equitably adjust any or all of the following in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2007 Equity Plan or with respect to any award:

•	the number and kind of shares of Common Stock (or other securities or property) with respect to which awards may be granted or awarded under the 2007 Equity Plan;

•	the limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any calendar year;

•	the number and kind of shares of Common Stock (or other securities or property) subject to outstanding awards under the 2007 Equity Plan;

•	the number and kind of shares of Common Stock (or other securities or property) for which automatic grants are subsequently to be made to non-employee directors; and

•	the grant or exercise price with respect to any outstanding award.

Change in Control. In the event of a Change in Control (as defined in the 2007 Equity Plan), each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a Change in Control, for a period of 15 days following notice to the award recipient. The administrator may also grant awards under the 2007 Equity Plan which provide for immediate accelerated vesting upon the consummation of a Change in Control or the occurrence of a subsequent event, such as the termination of the participant's employment or service.

Amendment and Termination of the 2007 Equity Plan. The administrator may amend the 2007 Equity Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NYSE (or any other market or stock exchange on which the Common Stock is at the time primarily traded). Additionally, stockholder approval will be specifically required to increase the maximum number of shares of Common Stock which may be issued under the 2007 Equity Plan, change the eligibility requirements or decrease the exercise price of any outstanding option or stock appreciation right granted under the 2007 Equity Plan.

The administrator may suspend or terminate the 2007 Equity Plan at any time. However, in no event may an award be granted pursuant to the 2007 Equity Plan on or after the tenth anniversary of the effective date of the 2007 Equity Plan.

Tax Deductions and Section 162(m) of the Code. Except in certain instances involving incentive stock options, we (or our subsidiary corporation) generally should be entitled to a federal income tax deduction when and for the same amount the recipient recognizes as ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees.” Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options and SARs may satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is not less than the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2007 Equity Plan may be intended as “qualified performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described previously.

The 2007 Equity Plan is structured in a manner that is generally intended to provide the Committee with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Committee determines that it is in the Company's best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Board Recommendation
Our Board of Directors believes it is in the best interests of the Company to re-approve the 2007 Equity Plan to allow the Executive Compensation Committee to have the discretion to grant awards that may be intended to qualify as performance-based compensation under Section 162(m) and preserve the tax deductibility of such awards. The re-approval of the 2007 Equity Plan is necessary to qualify performance-based compensation for such deductibility.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2013

The Audit Committee has selected, and the Board of Directors has ratified, the firm of Deloitte & Touche LLP, which has served as our independent auditors since 1987, to serve as our independent registered public accounting firm for fiscal year 2013. A representative of Deloitte & Touche is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select different independent auditors. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP. See “Report of the Audit Committee” earlier in this Proxy Statement for more information regarding our independent auditors.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL, and your proxy will be so voted unless you specify otherwise.

GENERAL

Stockholder Proposals for 2014 Proxy Statement

Stockholder proposals for inclusion in the 2014 Proxy Statement must be received at our principal executive offices on or before December 2, 2013. In addition, all stockholder proposals for inclusion in the 2014 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934. Our By-Laws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Corporate Secretary in writing 90 to 120 days prior to the first anniversary of the date of the prior year’s annual meeting or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than 120 days prior to the actual meeting date and no later than 90 days prior to the actual meeting date (or, if later, the 10th day following public disclosure of the date of the annual meeting). Such notice must set forth certain information specified in our By-Laws.

Fiscal Year 2012 Annual Report

Our Annual Report to Stockholders for the fiscal year ended December 29, 2012 is being made available along with this Proxy Statement.

By Order of the Board of Directors,
Robert A. Gordon
Secretary

Dated: April 1, 2013

SAFEWAY INC.
5918 STONERIDGE MALL RD.
PLEASANTON, CA 94588-3229

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 P.M. Pacific time on May 13, 2013 (May 9, 2013 for participants in the 401(k) Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 P.M. Pacific time on May 13, 2013 (May 9, 2013 for participants in the 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M55677-P35293

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAFEWAY INC.

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

Nominees:	For	Against	Abstain
1a. Janet E. Grove	☐	☐	☐
1b. Mohan Gyani	☐	☐	☐
1c. Frank C. Herringer	☐	☐	☐
1d. George J. Morrow	☐	☐	☐
1e. Kenneth W. Oder	☐	☐	☐
1f. T. Gary Rogers	☐	☐	☐
1g. Arun Sarin	☐	☐	☐
1h. William Y. Tauscher	☐	☐	☐

B Proposals — The Board of Directors recommends a vote FOR the following proposals:

	For	Against	Abstain
2. Non-binding advisory approval of the Company's executive compensation ("Say-on-Pay").	☐	☐	☐
3. Re-approval of the 2007 Equity and Incentive Award Plan.	☐	☐	☐
4. Ratification of appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

C Authorized Signatures — This section must be completed for your vote to be counted. – Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date